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OFFERING MEMORANDUM

AAMES FINANCIAL CORPORATION
Offer to Exchange
4.0% Convertible Subordinated Debentures Due 2012
for any and all outstanding
5.5% Convertible Subordinated Debentures Due 2006

The exchange offer will expire at 5:00 p.m. New York City time on Thursday, June 13, 2002, unless extended

            We are offering to exchange our newly issued 4.0% Convertible Subordinated Debentures due 2012 for any and all of our outstanding 5.5% Convertible Subordinated Debentures due 2006.

            If you elect to participate in the exchange offer, you will receive, for each $1,000 principal amount of existing debentures tendered, $800 principal amount of new debentures.

            We will pay interest on the new debentures each June 15 and December 15, beginning December 15, 2002. On December 15, 2002, we will redeem through a scheduled mandatory sinking fund payment 30% of the new debentures then outstanding on a pro rata basis at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. We will be entitled at our option to redeem the new debentures in whole or in part upon the repayment in full of our 9.125% Senior Notes due 2003, at maturity or otherwise, or an earlier amendment of the indenture governing the senior notes to permit the optional redemption. Any new debentures that we optionally redeem will be redeemed at a redemption price equal to 33.5% of their principal amount if the optional redemption occurs prior to the scheduled mandatory sinking fund payment on December 15, 2002, or 5% of their principal amount if the optional redemption occurs after we make the scheduled mandatory sinking fund payment.

            Holders may convert the new debentures at any time prior to maturity, unless previously redeemed or repurchased, into shares of our common stock at a conversion price equal to $78.15 per share, subject to adjustment. Our common stock is quoted on the NASD OTC Bulletin Board under the symbol "AMSF." On May 10, 2002, the last practicable trading day prior to the date of this offering memorandum, the closing bid price of our common stock on the NASD OTC Bulletin Board was $0.57 per share according to the OTC Bulletin Board website.

            We urge you to read this document in its entirety, including the section describing risks relating to the exchange offer and our business. See "Risk Factors" beginning on page 13.

            On April 26, 2002, our principal stockholder, Capital Z Finance Services Fund II, L.P., through a partnership it controls, agreed to purchase $50.0 million aggregate principal amount, or approximately 44%, of our existing debentures in a private transaction. Capital Z has informed us that it intends to participate in the exchange offer, although it has no legal obligation to do so.

            The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing debentures. The offer is subject to various other conditions. We have the right to waive any or all of these conditions.

            None of the securities offered hereby have been approved or disapproved by the Securities and Exchange Commission, any state or foreign securities authority or any other regulatory authority, nor has the SEC or any such authority passed upon the fairness or merits of these transactions or upon the accuracy or adequacy of the information contained in this offering memorandum. Any representation to the contrary is unlawful.

            The new debentures have not been and will not be registered under the Securities Act of 1933 and are being offered in the United States in reliance on Section 3(a)(9) of the Securities Act.

The date of this offering memorandum is May 15, 2002.

            We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new debentures under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

            Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing debentures are free from restrictions on transfer; (2) we believe that the new debentures you will receive, if you elect to participate in the exchange offer, will assume the same character as the existing debentures that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new debentures.

            This offering memorandum summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this offering memorandum. In making an investment decision, you must rely on your own examination of such documents, our company and the terms of the exchange offer and the new debentures, including the merits and risks involved.

            We are not making any representation to any participant in this offering regarding the legality of this exchange under any legal, investment, or similar laws or regulations. You should not consider any information in this offering memorandum to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer. In making an investment decision regarding the new debentures, you must rely on your own examination of our company and the terms of the exchange offer. The delivery of this offering memorandum or any exchange made pursuant to this offering memorandum does not imply that there has been no change in our affairs or that the information set forth in this offering memorandum is correct as of any date after the date of this offering memorandum. You should not assume the information contained in this offering memorandum is accurate after the date on the front cover of this offering memorandum. Our business, financial condition, results of operations and prospects may have changed since those dates.

            This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the exchange offer to holders in such jurisdiction.

            We have no arrangement or understanding with any broker, dealer, agent or other person to solicit tenders of the existing debentures. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders.

            No person has been authorized to make any recommendation on behalf of us as to whether holders should tender existing debentures pursuant to the exchange offer. No person has been authorized to give any information or to make any representation in connection with the exchange offer other than those contained in this offering memorandum. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorized by us.

NOTICE TO NEW HAMPSHIRE RESIDENTS

        Neither the fact that a registration statement or an application for a license has been filed under chapter 421-b of the New Hampshire Uniform Securities Act with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under chapter 421-b is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State of New Hampshire has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

NOTICE TO UNITED KINGDOM RESIDENTS

        The new debentures will not be offered or sold to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. This offering memorandum may only be issued or passed on, in or into the United Kingdom to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (investment advertisements) (exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

IMPORTANT

            We have included the following documents with this offering memorandum:

    (1)
    Letter of transmittal (Blue); and

    (2)
    Notice of guaranteed delivery (Green).

            You must complete the letter of transmittal in order to ensure that your existing debentures are validly deposited pursuant to the terms and conditions of the exchange offer.

            Questions and requests for assistance or additional copies of this offering memorandum, the letter of transmittal and the notice of guaranteed delivery may be directed to the exchange agent in connection with the exchange offer at the following:

        Wells Fargo Bank Minnesota, National Association
        MAC-N9303-121
        6th and Marquette
        Minneapolis, MN 55479
        Attention: Jeff Crow
        Telephone: (612) 667-0750
        Facsimile: (612) 667-4927

            If you wish to tender your existing debentures in the exchange offer, you should either (i) complete and sign the accompanying applicable letter of transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have your signature thereon guaranteed (if required by the letter of transmittal) and send or deliver it together with any other required documents, including, without limitation, certificates evidencing your existing debentures (or, in the case of existing debentures delivered by book-entry transfer, confirmation of the transfer of such existing debentures into the exchange agent's account with The Depository Trust Company (DTC) pursuant to the procedures set forth herein and in the letter of transmittal) to the exchange agent at the address and facsimile number set forth above, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction on your behalf. A beneficial owner who has existing debentures registered or held in an account in DTC in the name of a broker, dealer, commercial bank, trust company or other nominee must complete a letter of transmittal and deliver it to such broker, dealer, commercial bank, trust company or other nominee. Additional copies of the letter of transmittal and other offering documents may be obtained from your broker, dealer or other nominee or from the exchange agent.

            DTC has authorized its participants that hold existing debentures on behalf of beneficial owners to tender their existing debentures as if they were the registered holders thereof. To tender existing debentures, DTC participants should either (i) complete and sign the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed (if required by the letter of transmittal) and mail or deliver it to DTC or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program (ATOP) and follow the procedure for book-entry transfer set forth under "The Exchange Offer—Procedures for Exchanging Existing Debentures—Book-Entry Delivery Procedures." The letter of transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must in any case be transmitted to, and received by, the exchange agent on or prior to the expiration time, or the guaranteed delivery procedures described herein must be complied with.

            If you desire to tender your existing debentures in the exchange offer and your existing debentures are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your existing debentures by following the procedures for guaranteed delivery set forth under "The Exchange Offer—Procedures for Exchanging Existing Debentures—Guaranteed Delivery."

            This offering memorandum and the accompanying letter of transmittal contain important information that should be read before any decision is made with respect to the exchange offer.

            You must make your own decision concerning these matters. You should carefully consider the income tax consequences of accepting the exchange offer. See "United States Federal Income Tax Consequences."

            Any statement contained in a document referred to in this offering memorandum or any supplement hereto is to be considered modified or replaced to the extent that a statement contained herein or in any supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this offering memorandum.

v

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	Who is Aames Financial Corporation?
A:	We are a Los Angeles-based consumer finance company primarily engaged in the business of originating, selling and servicing home equity mortgage loans secured by single family residences.
Q:	Why are we making the exchange offer?
A:	We are making the exchange offer to restructure a portion of our long-term debt, thereby improving our capitalization.
The consummation of the exchange offer to restructure a portion of our long term debt is a critical step in our strategic plan. If we are unable to reduce our current debt obligations through the exchange offer and thus improve our financial stability, we may be unable to obtain the outside debt or equity financing needed to operate our business. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.
Q:	Who may participate in the exchange offer?
A:	All holders of our 5.5% Convertible Subordinated Debentures due 2006 may participate in the exchange offer.
Q:	What will you receive in the exchange offer?
A:	For each $1,000 principal amount of existing debentures you tender you will receive $800 original principal amount of new debentures. You will not receive any cash in respect of accrued and unpaid interest on your existing debentures.
Q:	What are the new debentures?
A:	Our newly-issued 4.0% Convertible Subordinated Debentures due 2012. We describe the new debentures in more detail under the section "Summary—The New Debentures," beginning on page 9, and the section "Description of the New Debentures," beginning on page 41.
Q:	If the exchange offer is consummated but you do not tender your existing debentures, how will your rights be affected?
A:	If you currently hold existing debentures and do not tender them, following the exchange offer your existing debentures will continue to be outstanding without change.
Q:	What payments do you currently have a right to receive as a holder of the existing debentures?
A:	The existing debentures entitle you to receive regular interest payments at 5.5% per annum and to receive, at maturity in March 2006, the return of your principal.
Q:	What payments would you receive following the exchange offer as a holder of the new debentures?
A:	If you tender your existing debentures and the exchange offer is consummated, you will be entitled to receive regular interest payments at a rate of 4.0% per annum on each June 15 and December 15, beginning December 15, 2002. On December 15, 2002, we will redeem through a scheduled mandatory sinking fund payment 30% of the new debentures then outstanding on a pro rata basis at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. We will be entitled at our option to redeem the new debentures upon the repayment in full of our 9.125% Senior Notes due 2003, at maturity or otherwise, or an earlier amendment of the indenture governing the senior notes to permit the optional redemption. Any new debentures that we optionally redeem will be redeemed at a redemption price equal to 33.5% of their principal amount if the optional redemption occurs prior to the scheduled mandatory sinking fund payment on December 15, 2002, or 5% of their principal amount if the optional redemption occurs after we make the scheduled mandatory sinking fund payment. You will also be entitled to receive, to the extent not previously redeemed or repurchased, a return of your remaining principal when the new debentures mature in 2012.

We describe the terms of the new debentures in more detail in the section "Description of the New Debentures."
Q:	How does the subordination of the new debentures affect the rights of holders of new debentures to receive payments of principal and interest?
A:	The new debentures will be our unsecured subordinated obligations. The new debentures will rank junior in right of payment to all of our existing and future senior indebtedness. In addition, the new debentures will be effectively subordinated to all indebtedness of our subsidiaries. The new debentures will rank equally with our other unsecured subordinated indebtedness, including the existing debentures, to the extent the existing debentures remain outstanding after the exchange offer.
We may not make any payments of principal, premium or interest on the new debentures, including the scheduled mandatory sinking fund payment on December 15, 2002, if:
• we default on our obligations to pay principal, premium, interest or other amounts on our senior indebtedness and the default continues beyond any applicable grace period; or
• any other default occurs under the senior indebtedness and the holders of the senior indebtedness accelerate its maturity.
As of March 31, 2002, we had $150.0 million principal amount of our senior notes outstanding, approximately $348.3 million of outstanding indebtedness under revolving warehouse and repurchase facilities, and $90.1 million of other liabilities outstanding. All of this indebtedness and $52.9 million of these liabilities are senior to the existing debentures and will be senior to the new debentures. As of the same date, we had approximately $114.0 million of the existing debentures outstanding, which constituted our only indebtedness that would rank equally with the new debentures, to the extent the existing debentures remain outstanding after the exchange offer.
Q:	What will happen if we do not have sufficient funds to return the principal on the existing senior notes in November 2003?
A:	In that event, we will default on our obligations under the indentures governing the existing senior notes, the existing debentures, the new debentures and all our other indebtedness. The principal and accrued interest on the senior notes, the existing debentures, the new debentures and our other indebtedness will accelerate and become immediately due and payable. If we are then unable to secure immediate financing to pay such amounts, we may seek to file a voluntary petition, or may have an involuntary petition filed against us by our creditors, in a bankruptcy court under chapter 7 or chapter 11 of the U.S. Bankruptcy Code. It is difficult to predict the outcome of bankruptcy proceedings, but it is likely you will lose some or all of your investment in any existing debentures you retain or new debentures you acquire in the exchange offer.
Q:	How do you participate in the exchange offer?
A:	To participate in the exchange offer, you must deliver:
• a completed letter of transmittal or an agent's message if the existing debentures are tendered through DTC's Automated Tender Offer Program, or ATOP; and

• the existing debentures or a notice of guaranteed delivery, unless the existing debentures are tendered through ATOP.
All of these documents must be delivered to the exchange agent before the expiration date of the exchange offer.
For more information on how to participate in the exchange offer, please see "The Exchange Offer—Procedures for Exchanging Existing Debentures."
Q:	What are the conditions to the exchange offer?
A:	The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing debentures. However, the exchange offer has several other conditions. We describe these conditions in more detail under "The Exchange Offer—Conditions to the Exchange Offer." We will not be required, but we reserve the right, to accept for exchange any existing debentures tendered (or, alternatively, we may terminate the exchange offer) if any of the conditions of the exchange offer as described under "The Exchange Offer—Conditions to the Exchange Offer" remain unsatisfied.
Q:	When does the exchange offer expire?
A:	The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, June 13, 2002, unless extended by us in our sole discretion.
Q:	May you withdraw your tender of existing debentures?
A:	Yes. You may withdraw any tendered existing debentures at any time prior to 5:00 p.m., New York City time, on the expiration date. In addition, you may withdraw any tendered existing debentures if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.
Q:	Who will pay the fees and expenses associated with the exchange offer?
A:	We will bear all fees and expenses incurred in connection with consummating the exchange offer. See "The Exchange Offer—Fees and Expenses."
Q:	How many existing debentures does Capital Z, our principal stockholder, own and will it tender these existing debentures?
A:	On April 26, 2002, our principal stockholder, Capital Z Financial Services Fund II, L.P., through a partnership it controls, agreed to purchase $50.0 million aggregate principal amount, or approximately 44%, of our existing debentures in a private transaction. Capital Z has informed us that it intends to participate in the exchange offer, although it has no legal obligation to do so.
Q:	Who can answer your questions concerning the exchange offer?
A:	If you have any questions about the exchange offer or how to submit your letter of transmittal, or if you need additional copies of this offering memorandum or of our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2001 or our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, you should contact the exchange agent or the information agent. Wells Fargo Bank Minnesota, National Association is the exchange agent. Its address is MAC-N9303-121, 6th and Marquette, Minneapolis, Minnesota 55479 and its toll-free number is 1(800) 344-5128. The information agent is D.F. King & Co., Inc. Its address is 77 Water Street, New York, New York 10005 and its toll-free number is 1(800) 207-3159.

SUMMARY

            This section summarizes information found in greater detail elsewhere in this offering memorandum. Because this is a summary, it does not contain all of the information that may be important to you in making your investment decision. In addition, we urge you to read the entire offering memorandum carefully, especially the risks of investing in the new debentures discussed under "Risk Factors," before tendering your existing debentures. We also encourage you to review the financial statements and other information provided in the reports and other documents that we file with the Securities and Exchange Commission, as described under "Where You Can Find More Information."

Aames Financial Corporation

            We are a consumer finance company primarily engaged in the business of originating, selling and servicing home equity mortgage loans secured by single family residences. Our principal market is borrowers whose financing needs are not being met by traditional mortgage lenders for a variety of reasons, including the need for specialized loan products or credit histories that may limit the borrowers' access to credit. The residential mortgage loans that we originate, which include fixed and adjustable rate loans, are generally used by borrowers to consolidate indebtedness or to finance other consumer needs and, to a lesser extent, to purchase homes.

            We originate loans through our retail and broker production channels. Our retail channel produces loans through our traditional retail branch network and through our National Loan Centers, which produce loans primarily through affiliations with sites on the Internet. Our broker channel produces loans through our traditional regional broker office network and by sourcing loans through telemarketing and the Internet. We no longer purchase loans through correspondents, which we ceased during our fiscal year ended June 30, 2000, and which we had materially decreased since fiscal 1998. During the nine months ended March 31, 2002, we originated $2.3 billion of mortgage loans.

            As a fundamental part of our business and financing strategy, we sell our loans to third party investors in the secondary market. We maximize opportunities in our loan disposition transactions by selling the loans we make through a combination of securitization transactions and whole loan sales, depending on market conditions, profitability and cash flows. During the nine months ended March 31, 2002, we sold a total of $2.3 billion of mortgage loans, of which $542.8 million were sold in securitization transactions and $1.8 billion were sold in whole loan sales.

            We retained the servicing on the loans sold in securitization transactions prior to January 1, 2000, but sold the servicing rights in securitization transactions that we have closed since that time. We do not retain the servicing on loans that we sell in whole loan sales. At March 31, 2002, we serviced $2.4 billion of mortgage loans, of which $930.8 million we subserviced for others on an interim basis and approximately $140.8 million were subserviced for us by others.

            While we reported net income of $4.4 million during the nine months ended March 31, 2002, we have incurred total net losses of $400.9 million in the three most recent fiscal years. We incurred net losses of $30.5 million, $122.4 million and $248.0 million during the years ended June 30, 2001, 2000 and 1999, respectively.

            Despite reporting net income during the nine months ended March 31, 2002, our net losses in the past three fiscal years have resulted in a retained deficit of $380.5 million at March 31, 2002. At June 30, 1998, prior to the net losses we incurred during the three year period ended June 30, 2001, we had retained earnings of $54.2 million.

            A large portion of the net losses we suffered during the three year period ended June 30, 2001 came from write-downs of our residual assets and mortgage servicing rights, which are assets related to our securitization transactions. During the year ended June 30, 2001, we wrote down our residual assets by $33.6 million. During the year ended June 30, 2000, we recorded write-downs to our residual assets and mortgage servicing rights totaling $82.5 million. In the fiscal year ended June 30, 1999, we also wrote down those assets by $194.6 million. During the nine months ended March 31, 2002, we wrote down those assets by an additional $27.0 million.

            Our financial condition began to deteriorate late in 1998 when the capital and credit markets were negatively affected by global financial crises. The global financial crises affected us in many ways including:

    •
    severely restricting our access to revolving credit facilities;

    •
    precluding our access to public equity and debt markets;

    •
    reducing our profit on securitizations; and

    •
    reducing the premiums we received for selling our loans in the whole loan market.

            These conditions affected the entire industry and resulted in several of our direct competitors exiting the marketplace.

            The negative market conditions also impacted assumptions we made about the rate of prepayment of the loans in our securitization transactions, the credit losses incurred on the loans in our securitization transactions and the appropriate interest rate used to discount cash flows from our securitization transactions. In response to these market conditions and due to refinements made to factors implemented in estimating our assumptions, we changed these assumptions which resulted in the $188.6 million write-down of our residual assets during the year ended June 30, 1999. During the year ended June 30, 2000, we further wrote down our residual interests by an additional $77.5 million primarily due to higher than expected actual credit losses when compared to credit loss assumptions related to our securitization transactions. During the year ended June 30, 2001, we further wrote down our residual assets by an additional $33.6 million due to higher than expected credit losses when compared to credit loss assumptions used in our securitization transactions. During the nine months ended March 31, 2002, we further wrote down our residual interests by an additional $27.0 million due to higher than expected credit losses and higher than expected prepayments when compared to credit loss and prepayment assumptions used in our securitization transactions.

            Many of these negative conditions still exist in our marketplace and continue to affect us and our competitors. We believe that we have taken important steps to address these issues and return to profitability. However, we cannot guarantee that negative market conditions will not continue to affect us and our profitability. Please read the "Risk Factors" section of this offering memorandum which begins on page 13.

            The New York Stock Exchange delisted our common stock as of November 15, 2001. Our common stock is currently quoted on the NASD OTC Bulletin Board under the symbol "AMSF".

            We have retained UBS Warburg LLC as our financial advisor to explore options for a possible restructuring of our outstanding indebtedness. The exchange offer is a part of our restructuring. However, UBS Warburg is not soliciting tenders of the existing debentures, does not make any recommendation as to whether you should tender your existing debentures in the exchange offer, and takes no responsibility for the contents of this offering memorandum. We are also seeking to restructure our outstanding 9.125% Senior Notes due 2003, although we cannot assure you that any restructuring of our senior notes can be successfully completed.

            We are a Delaware corporation formed in 1991. Our executive offices are located at 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071, and our telephone number is (323) 210-5000.

The Capital Z Financing

            In February 1999, Capital Z Financial Services Fund II, L.P., through Specialty Finance Partners, a partnership majority owned by Capital Z Financial Services Fund II, L.P., invested $26.7 million in our Series B convertible preferred stock and $48.3 million in our Series C convertible preferred stock. Capital Z Financial Services Fund II, L.P. and Specialty Finance Partners will be described together in this offering memorandum as Capital Z. In August 1999, Capital Z purchased an additional $25.0 million of our Series C convertible preferred stock.

            As a condition of the Capital Z purchases, we offered holders of our common stock the rights to purchase shares of our Series C convertible preferred stock at the same price per share as was paid by Capital Z. Capital Z agreed to purchase any unsubscribed shares of Series C convertible preferred stock, up to a total of $25.0 million that were not purchased by the participants in that offering.

            In October 1999, we sold $4.2 million of our Series C convertible preferred stock to participants in the rights offering and Capital Z purchased an additional $20.8 million of shares of Series C convertible preferred stock.

            In June and July 2000, we sold to Capital Z $50.0 million of our series D convertible preferred stock. As a condition of the Capital Z purchases, we offered holders of our common stock the right to purchase shares of our series D convertible preferred stock at the same price per share as was paid by Capital Z. Unlike the earlier rights offering, there was no commitment from Capital Z, or any other entity, to purchase any of the unsubscribed shares of Series D convertible preferred stock.

            In February 2002, we sold 636,791 shares of Series D convertible preferred stock to participants in the rights offering.

Control by Insiders

            At March 31, 2002, Capital Z's ownership interest entitles it to control 45.3% of our combined voting power in the election of directors and 90.2% of the combined voting power in all other matters. In addition, representatives or nominees of Capital Z hold five of the nine seats on our Board of Directors. As our directors' terms expire, Capital Z has the continuing right to appoint and elect four directors and nominate one additional director. As a result of its ownership interest, Capital Z has, and will continue to have, sufficient power to determine our direction and policies.

Recent Purchases by Capital Z

            On April 26, 2002, Capital Z agreed to purchase $50.0 million aggregate principal amount, or approximately 44%, of our existing debentures in a private transaction. Capital Z has informed us that it intends to participate in the exchange offer, although it has no legal obligation to do so.

The Exchange Offer

            The material terms of the exchange offer are summarized below and under "Question and Answers About the Exchange Offer." In addition, we encourage you to read the detailed descriptions in the sections entitled "The Exchange Offer," "Description of the New Debentures" and "Comparison of Rights Between the New Debentures and the Existing Debentures."

Securities for Which We Are Making the Exchange Offer	We are making the exchange offer for any and all of our 5.5% Convertible Subordinated Debentures due 2006, of which $113,970,000 principal amount are outstanding.
The Exchange Offer
For every $1,000 in principal amount of existing debentures that you tender prior to the expiration date, you will receive $800 original principal amount of our 4.0% Convertible Subordinated Debentures due 2012.

Any existing debentures not exchanged will remain outstanding. To participate in the exchange offer, your existing debentures must be properly tendered before the expiration date. Subject to our satisfaction or waiver of the conditions to the exchange offer, all existing debentures that are validly tendered and not withdrawn will be accepted for exchange.
Market Trading
The existing debentures are not listed on a national securities exchange. The trading markets for the existing debentures are limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the existing debentures. The existing debentures are convertible into our common stock, which is publicly traded on the NASD OTC Bulletin Board. On May 10, 2002, the last practicable trading day prior to the date of this offering memorandum, the bid price of our common stock on the NASD OTC Bulletin Board ranged from $0.20 to $0.57 per share.
Expiration Date	The expiration date of the exchange offer will be 5:00 p.m., New York City time on Thursday, June 13, 2002, unless extended by us in our sole discretion.
Closing Date	The closing of the exchange offer will be as promptly as practicable after the expiration date.
Conditions to the Exchange Offer
The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing debentures.

However, the exchange offer is conditioned upon the absence of any of the following events:
• a business development, lawsuit or investigation which would likely have a material adverse affect on our business;
• any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;
• any significant change in the price of the existing debentures which is adverse to us;

• any significant impairment to the extension of credit by banking institutions, or to the regular trading of equity or debt securities in the United States; or

• the commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, additional catastrophic terrorist attacks against the United States or its citizens.

We will not be required, but we reserve the right, to accept for exchange any existing debentures tendered (or, alternatively, we may terminate the exchange offer) if any condition of the exchange offer as described under "The Exchange Offer—Conditions to the Exchange Offer" remains unsatisfied.
Withdrawal Rights
Existing debentures tendered may be withdrawn any time at or prior to 5:00 p.m., New York time, on the expiration date by following the procedures described in this offering memorandum. In addition, tendered existing debentures may be withdrawn if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.
Required Approvals
No federal or state regulatory requirements must be complied with and no approvals need be obtained in the United States in connection with the exchange offer, other than those with which we have complied or will comply, or those approvals which we have obtained or will obtain.
Appraisal Rights	You do not have dissenters' rights or appraisal rights with respect to the exchange offer.
Certain United States Federal Income Tax Consequences for Holders of Existing Securities
The exchange of the existing debentures for new debentures should be treated as a taxable exchange for United States federal income tax purposes and a tendering holder generally would recognize gain or loss on the exchange. The determination of the amount and character of such gain or loss would depend on various factors. See "United States Federal Income Tax Consequences."

Additionally, holders of the new debentures may be required to include original issue discount in income for United States federal income tax purposes in advance of any cash payment attributable to that income even if no cash payment is received. The amount of original issue discount will depend upon various factors. See "United States Federal Income Tax Consequences."
Brokerage Commissions	You are not required to pay any brokerage commissions in connection with the exchange offer.
Information Agent	D.F. King & Co., Inc.
Exchange Agent	Wells Fargo Bank Minnesota, National Association

Further Information
Additional copies of this offering memorandum and other materials related to the exchange offer may be obtained by contacting the information agent. For questions regarding the exchange offer and procedures to be followed for tendering your existing debentures, please contact the exchange agent or the information agent.
The New Debentures
Debentures Offered	Up to $91,176,000 in original aggregate principal amount of our 4.0% Convertible Subordinated Debentures due 2012.
Maturity Date	June 15, 2012.
Ranking
The new debentures will be our unsecured subordinated obligations. The new debentures will rank junior in right of payment to all of our existing and future senior indebtedness. In addition, the new debentures will be effectively subordinated to all indebtedness of our subsidiaries. The new debentures will rank equally with our other unsecured subordinated indebtedness, including the existing debentures, to the extent the existing debentures remain outstanding after the exchange offer.

As of March 31, 2002, we had $150.0 million principal amount of our senior notes outstanding, approximately $348.3 million of outstanding indebtedness under revolving warehouse and repurchase facilities, and $90.1 million of other liabilities outstanding. All of this indebtedness and $52.9 million of these liabilities are senior to the existing debentures and will be senior to the new debentures. As of the same date, we had approximately $114.0 million of the existing debentures outstanding, which constituted our only indebtedness that would rank equally with the new debentures, to the extent any existing debentures remain outstanding after the exchange offer.
Interest Payment Dates
The new debentures will bear 4.0% interest from the date of issuance, payable semiannually on June 15 and December 15 of each year, commencing December 15, 2002, to holders of record at the close of business on June 1 and December 1, respectively, immediately preceding each interest payment date.
Optional Conversion by Holders
Holders may convert the new debentures at any time prior to maturity in 2012, unless previously redeemed or repurchased, into shares of our common stock initially at a conversion price of $78.15 per share, equal to a conversion rate of 12.7959 shares of common stock per $1,000 principal amount of new debentures, subject to adjustment under certain circumstances. See "The Exchange Offer—Market Trading and Information Regarding Our Existing Debentures and Common Stock" and "Description of the New Debentures—Conversion Rights."

Original Issue Discount
For United States federal income tax purposes, the new debentures may be treated as having been issued with "original issue discount" equal to the difference between the sum of all payments denominated as principal to be made on the new debentures and the "issue price" of those new debentures. Original issue discount generally will be required to be included in the gross income of a holder of new debentures on a constant yield basis over the term of the new debentures even though cash payments attributed to that income may be made in a later accrual period. See "United States Federal Income Tax Consequences."
Scheduled Mandatory Sinking Fund Payment
On December 15, 2002, we will redeem through a scheduled mandatory sinking fund payment 30% of the new debentures then outstanding on a pro rata basis at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest to the date of redemption.
Optional Redemption
We will be entitled at our option to redeem the new debentures upon the repayment in full, at maturity or otherwise, of our 9.125% Senior Notes due 2003 or the earlier amendment of the indenture governing the senior notes permitting the optional redemption of the new debentures. An amendment to the senior note indenture to permit us to redeem the new debentures prior to maturity would require the consent of the holders of a majority in principal amount of the senior notes.
Any new debentures we elect to redeem will be purchased by us at a redemption price equal to:
• 33.5% of their principal amount, if the optional redemption occurs prior to the scheduled mandatory sinking fund payment on December 15, 2002; or
• 5% of their principal amount, if the optional redemption occurs after we make the scheduled mandatory sinking fund payment.
You will not have an option to require us to redeem your new debentures upon a change of control of our company.
Absence of a Public Market
There can be no assurance as to the development or liquidity of any market for the new debentures. We do not intend to apply for listing of the new debentures on any national securities exchange or for their quotation on an automated dealer quotation system.
Trading of Common Stock	Our common stock is quoted on the NASD OTC Bulletin Board under the symbol "AMSF."

Summary Consolidated Financial Data

            The selected consolidated financial and other data as of and for the years ended June 30, 2001, 2000, 1999, 1998 and 1997 are derived from our audited consolidated financial statements that are incorporated in this offering memorandum by reference. The selected condensed consolidated financial and other data as of and for the nine months ended March 31, 2002 and 2001 are derived from our unaudited condensed consolidated financial statements that are incorporated in this offering memorandum by reference. You should read the following data with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K/A for the year ended June 30, 2001 and our Quarterly Report on Form 10-Q for the nine months ended March 31, 2002, each of which is incorporated in this offering memorandum by reference.

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2002	2001	2001	2000	1999	1998	1997
	(Dollars in thousands except per share data)
STATEMENT OF OPERATIONS DATA:
Revenue:
Gain on sale of loans	$78,149	$56,106	$73,435	$48,098	$44,855	$120,828	$135,421
Valuation (write-down) of residual interests and mortgage servicing rights	(27,000)	(33,600)	(33,600)	(82,490)	(194,551)	19,495	(18,950)
Origination fees	41,363	35,953	47,430	37,951	39,689	34,282	35,616
Loan servicing	9,459	11,524	14,989	15,654	23,329	10,634	14,096
Interest	63,349	65,657	86,477	94,569	70,525	81,250	48,348

Total revenue, including valuation (write-down) of residual interests and mortgage servicing rights	165,320	135,640	188,731	113,782	(16,153)	266,489	214,531
Total expenses	158,605	165,692	217,366	232,785	261,996	213,683	205,071

Income (loss) before income taxes	6,715	(30,052)	(28,635)	(119,003)	(278,149)	52,806	9,460
Provision (benefit) for income taxes	2,355	1,460	1,889	3,369	(30,182)	25,243	7,982

Net income (loss)	$4,360	$(31,512)	$(30,524)	$(122,372)	$(247,967)	$27,563	$1,478

Basic and diluted net income (loss) to common stockholders	$(8,821)	$(41,233)	$(44,445)	$(130,498)	$(249,917)	$27,563	$1,478

Net income (loss) per common share (diluted)	$(1.38)	$(6.64)	$(7.11)	$(21.02)	$(40.31)	$4.36	$0.26

Weighted average number of common shares outstanding (in thousands) (diluted)	6,372	6,211	6,251	6,209	6,200	7,150	5,674

Cash dividends per common share	$—	$—	$—	$—	$0.17	$0.66	$0.65

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (1)	..369	..119	..238	(1.006)	(4.700)	2.077	1.177
CASH FLOW DATA:
Provided by (used in) operating activities	$49,670	$139,309	$(5,936)	$99,391	$(466,966)	$(49,661)	$(280,073)
Used in investing activities	(3,157)	(4,287)	(5,048)	(2,664)	(5,229)	(5,163)	(8,864)
Provided by (used in) financing activities	(50,187)	(114,630)	28,388	(107,312)	480,637	40,244	291,898
Net increase (decrease) in cash and cash equivalents	(3,674)	20,392	17,404	(10,585)	8,442	(14,580)	2,961

(1)
During the periods ended March 31, 2002, March 31, 2001, June 30, 2001, June 30, 2000 and June 30, 1999, $33.9 million, $48.6 million, $54.8 million, $134.8 million and $282.5 million, respectively, of additional earnings were required to meet fixed charges in the respective periods.

	March 31,		At June 30,
	2002	2001	2001	2000	1999	1998	1997
BALANCE SHEET DATA:
Cash and cash equivalents	$23,909	$30,571	$27,583	$10,179	$20,764	$12,322	$26,902
Residual interests and mortgage servicing rights	209,249	252,945	244,383	303,302	353,255	522,632	360,892
Total assets	739,997	643,790	785,397	790,364	1,021,097	815,187	717,595
10.5% Senior Notes due 2002	—	5,750	5,750	11,500	17,250	23,000	23,000
9.125% Senior Notes due 2003	150,000	150,000	150,000	150,000	150,000	150,000	150,000
5.5% Convertible Subordinated Debentures due 2006	113,970	113,970	113,970	113,970	113,970	113,990	113,990
Other long-term debt	—	—	—	—	—	—	—

Total long-term debt	263,970	269,720	269,720	275,470	281,220	286,990	286,990
Stockholders' equity	$37,606	$49,096	$45,885	$74,478	$145,556	$304,051	$239,755

RISK FACTORS

            Holding the new debentures, as well as retaining any existing debentures, present a high degree of risk. In addition to other information contained in this offering memorandum, we urge you to consider these risks in making your decision regarding whether to tender the existing debentures you hold in the exchange offer.

Risks Affecting Our Business

We have suffered significant losses in the three prior fiscal years which have weakened our financial position and may affect our ability to meet our obligations.

            While we reported net income of $4.4 million during the nine months ended March 31, 2002, we have incurred net losses of $30.5 million, $122.4 million and $248.0 million during the years ending June 30, 2001, 2000 and June 30, 1999, respectively. These net losses have largely contributed to our retained deficit of $380.5 million as of March 31, 2002.

            We cannot make any assurances that we will be able to become profitable in future quarters and fiscal years, whether or not we consummate the exchange offer. If we sustain net losses, our retained deficit will continue to increase and our ability to meet our obligations, including the new debentures, could be adversely affected.

Our substantial debt could impair our financial condition and our ability to fulfill our debt obligations.

            We have substantial indebtedness. As of March 31, 2002, we had total indebtedness of approximately $702.4 million, comprised of amounts outstanding under our senior notes, our existing debentures, our revolving credit facilities and other liabilities of approximately $150.0 million, $114.0 million, $348.3 million and $90.1 million, respectively. At March 31, 2002, our ratio of total debt and liabilities to equity was approximately 18.7 to 1. We also have availability to incur additional indebtedness of approximately $451.7 million under our revolving bank credit facilities. Subject to the restrictions in the revolving bank credit facilities, the indenture governing our senior notes and the indenture governing the existing debentures, we may incur significant additional indebtedness, which may be secured and/or senior to the new debentures.

            Our substantial indebtedness could have important consequences to you. For example, it could:

    •
    make it more difficult for us to satisfy our obligations with respect to the new debentures;

    •
    require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

    •
    limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

    •
    place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

            If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital, sell assets or seek protection under the federal bankruptcy laws. We may be unable to obtain financing or sell assets on satisfactory terms.

Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

            The indentures governing the senior notes and the existing debentures, and the agreements governing the bank credit facilities, contain various covenants that limit our ability to:

    •
    incur other indebtedness;

    •
    engage in transactions with affiliates;

    •
    incur liens;

    •
    make certain restricted payments;

    •
    enter into certain business combinations and asset sale transactions;

    •
    engage in new lines of business; and

    •
    make investments.

These restrictions limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our revolving credit facilities also require us to maintain specified financial ratios and satisfy other financial conditions. Our ability to meet those financial ratios and conditions can be affected by events beyond our control, such as interest rates and general economic conditions. Accordingly, we may be unable to meet those ratios and conditions. Our breach of our financial covenants under our revolving credit facilities could result in a default under the terms of those facilities, which could cause that indebtedness, and by reason of cross-default provisions, our senior notes, the existing debentures and the new debentures, to become immediately due and payable. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the senior notes or revolving credit facilities so accelerate the repayment of borrowings, we may not have sufficient assets to repay our indebtedness, including the existing debentures and the new debentures.

If we are unable to maintain adequate financing sources or outside sources of cash are not sufficient, our earnings and financial position will suffer and jeopardize our ability to operate as a going concern.

            We operate on a negative cash flow basis, which means our cash expenditures exceed our cash earnings. Therefore, we need continued access to short- and long-term external sources of cash to fund our operations. Without continued access to cash, we may be restricted in the amount of mortgage loans that we will be able to produce and sell, and our ability to operate as a going concern would be jeopardized.

            We use cash primarily for:

    •
    mortgage loan originations before their securitization or sale in the secondary market;

    •
    fees and expenses incurred in the securitization of mortgage loans;

    •
    cash reserve accounts or overcollateralization required in the securitization of loans;

    •
    tax payments generally due on recognition of non-cash gains on sale recorded in the securitizations of mortgage loans;

    •
    ongoing administrative and other operating expenses;

    •
    interest and principal payments under our revolving warehouse and repurchase facilities and other existing indebtedness;

    •
    delinquent interest and other servicing related expenses we advance on the mortgage loans in our servicing portfolio; and

    •
    investments in technology initiatives and other capital improvements necessary for the ongoing operation of our business.

            We receive cash primarily from the following sources:

    •
    Revolving Borrowings. We borrow cash from various commercial loans, called revolving warehouse and repurchase facilities, to fund the mortgage loans that we make. We are required to pay down these revolving warehouse and repurchase facilities when we sell our mortgage loans. At March 31, 2002, we had three revolving warehouse and repurchase facilities with a total credit limit of $800.0 million. These revolving warehouse and repurchase facilities expire between July 2002 and March 2003.

    •
    Sale of Mortgage Loans. We sell some of our mortgage loans for cash in the whole loan sale market and we sell the rest of our mortgage loans in securitization transactions. We receive the difference between the price at which we sell the mortgage loans and the amount owed on our revolving warehouse or repurchase facilities for these loans in cash.

    •
    Sale of Residual Interest Assets Created in Securitizations. In a securitization transaction, we retain a subordinated interest, called the residual interest, in the securitized mortgage loans. As the holder of the residual interest, we are entitled to receive the excess spread from the securitization, or the difference between the interest rate received on the mortgages, and the lower interest rate paid the bondholders in the securitization transaction. As the holder of the residual interest, we also retain the right to any mortgage loans that are still outstanding after the bonds from the securitization transaction are paid in full. At the time of the securitization transaction, we determine the value of the residual interest as the present value of expected cash flows from the excess spread, and record the value of the residual interest as an asset. We sold the residual interests created in the securitization transactions which closed during the six months ended December 31, 2001 for cash under a residual forward sale facility. We intend to sell the residual interests created in the securitization transactions which closed during the three months ended March 31, 2002 for cash under a forward residual sale facility. We may sell future residual interests for cash until the earlier of the full utilization of approximately $17.5 million of remaining capacity or expiration of that facility on September 30, 2002.

    •
    Sale of Accounts Receivable. When borrowers fail to make payments on their mortgage loans that we service, we are required to advance the interest due to the bondholders. We also advance delinquent property taxes and property insurance on the mortgage loans that we service if our borrowers do not pay them. These advances become accounts receivable. We are repaid when the borrowers make their delinquent payments or when the loans are foreclosed upon and the mortgaged properties are sold. We have, from time to time, sold these accounts receivable in order to recover our advances without having to wait until borrowers make their payments or until the mortgage loans are foreclosed upon.

Our right to service loans may be terminated because of the high delinquencies and losses on the mortgage loans in our servicing portfolio, which will hurt our earnings.

            The value of our right to service most of our approximately $1.3 billion securitized mortgage loan servicing portfolio at March 31, 2002 is an asset on our balance sheet called mortgage servicing rights. If we were to lose the right to service some or all of the mortgage loans in our portfolio, we would be required to write down or write off our mortgage servicing rights, which would decrease our earnings and decrease our net worth and the value of your investment in the new debentures and the existing debentures.

            Most of our securitization transactions are insured by certain commercial insurance companies called monoline insurers. The policies issued by the monoline insurers protect the securitization bondholder against certain losses. The agreement that we generally enter into with the monoline insurer allows the monoline insurer to terminate us as the servicer in certain cases. For example, we could be terminated as the servicer for any transaction if the dollar amount or percentage of mortgage loans that are more than a certain number of days past due (usually 60 days, 90 days or more) or if the losses on mortgage loans in a particular securitization transaction are over a specified limit. Also, our agreement with the monoline insurer for the securitization transactions we completed in 1999 automatically terminates us periodically unless the monoline insurer renews our servicing right.

            As of March 31, 2002, the remaining principal balance of mortgage loans in the ten securitization trusts which exceeded the permitted delinquency limit was $524.6 million, or 21.8% of the servicing portfolio. Also as of March 31, 2002, the remaining principal balance of mortgage loans in the 16 securitization trusts which exceeded the permitted loss limit was $1.1 billion, or 44.9% of the servicing portfolio. The monoline insurers have the right to terminate us as the servicer for these securitization transactions as well as the securitization transactions from 1999.

            None of our servicing rights have been terminated so far, and our monoline insurers have not indicated that they plan to terminate us. However, the monolone insurers do have the right to terminate us at any time with respect to those securitization transactions described above. If we are terminated, we would be required to write-down or write-off our mortgage servicing rights.

High delinquencies or losses on the mortgage loans in our servicing portfolio may decrease our cash flows.

            In a securitization transaction, the excess spread is initially used to over-collateralize the bonds by paying down the principal balance of the bonds below the principal balance of the mortgage loans collateralizing the bonds in the securitization transaction. Once the bonds are over-collateralized to a certain amount, we start receiving the excess spread. If the delinquency of, or the loss on, mortgage loans is greater than expected, the excess spread that we are supposed to receive from the securitization transaction is diverted to over-collateralize the bonds further.

            In addition, when borrowers do not make their required mortgage loan payments or do not pay their real estate taxes or insurance premiums on loans that we service, we are required to advance those payments out of our working capital.

High losses on the mortgage loans in our servicing portfolio may decrease our earnings.

            All of the mortgage loans are secured by residential property. If borrowers do not repay their loans, we recover the principal and unpaid interest and any servicing expenses incurred by us by foreclosing on the loans and selling the properties. If the value of the property collateralizing a loan is not sufficient to cover the principal amount of the loan and related interest and servicing expenses in the event of foreclosure of that loan and sale of the mortgaged property, we suffer a loss.

            High loan loss levels may affect our net earnings. During the period of time we hold mortgage loans before we sell them, the entire loan loss reduces our earnings. For mortgage loans we have sold in a securitization transaction, we apply certain assumptions to estimate losses to determine the amount of non-cash gain on sale that we record at the closing of a securitization transaction. If actual loan losses exceed our estimated losses, we may be required to write down our residual interests which would decrease our earnings and decrease our net worth and the value of your investment in the new debentures and the existing debentures. A write-down of our residual interests might also cause us not to comply with certain of the financial covenants in our revolving warehouse and repurchase facilities. If we fail to meet those financial covenants, the warehouse providers could declare an event of default, terminate the facilities, and foreclose on and sell the loans that are collateral for our borrowings under the facilities which would jeopardize our ability to operate as a going concern. Higher than expected loan losses contributed to the write-downs of our residual interests of $27.0 million during the nine months ended March 31, 2002 and $33.6 million, $77.5 million and $188.6 million during the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

Our mortgage loans are subject to higher risks of loss, which may decrease our earnings.

            We make many of our mortgage loans to borrowers in lower credit grades. In addition, many of the mortgage loans we make have an adjustable interest rate feature. Both low credit grade mortgage loans and adjustable interest rate mortgage loans are more likely to result in a loss. Low credit grade mortgage loans are more likely to become delinquent and result in a foreclosure loss because the borrowers on these loans have a history of late payment or non-payment. Adjustable interest rate mortgage loans are more likely to become delinquent and result in a foreclosure loss because the borrower is qualified for the loan at a reduced interest rate and the amount of the payment in most cases will increase over time. If the payment amounts increase, borrowers may have difficulty making their payments. When loan loss rates are higher than we expected, our earnings can be hurt.

If the securitized mortgage loans that we service pay off faster than expected, our earnings will decrease.

            When we close a securitization transaction, we record the value of the residual interest asset based upon the present value of the excess spread that we expect to receive from the mortgage loans until they are repaid. In order to estimate the present value of the expected excess spread, we estimate (among other factors) how quickly the mortgage loans in the securitization transaction will pay off, which we call the prepayment rate. An increase in the actual rate the mortgage loans pay off would reduce the number of loans that we service and the income we earn from servicing. If the actual rate the mortgage loans pay off is higher than we expected, we are required to write-down the residual interest that we recorded when we closed the securitization transaction.

Our earnings may decrease because of increases or decreases in interest rates.

            An increase in long-term interest rates could, among other things:

    •
    decrease the demand for consumer credit in general; and

    •
    reduce the average size of mortgage loans that we make, by decreasing demand for refinancing lower-rate first mortgage loans and increasing demand for second mortgage loans.

            An increase in short-term interest rates could, among other things:

    •
    increase our borrowing costs, most of which are tied to those rates;

    •
    reduce our excess spread and the income recognized in our securitizations; and

    •
    reduce the price paid for loans we made at lower interest rates in whole loan sales of mortgage loans.

            A decline in long-term or short-term interest rates could increase the prepayment rate. Any of these changes in interest rates could hurt our earnings.

An interruption or reduction in the securitization and whole loan markets would hurt our financial performance.

            In order for us to continue our mortgage loan origination and purchase operations, we must be able to sell the mortgage loans we make in the securitization and whole loan markets. We use the cash proceeds from these sales to pay down our warehouse and repurchase facilities and make new mortgage loans. The value of our mortgage loans depends on a number of factors, including general economic conditions, interest rates and governmental regulations. In addition, we rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders, to purchase our mortgage loans in the whole loan market and the bonds issued in securitization transactions. We cannot be sure that the purchasers will be willing to purchase mortgage loans on satisfactory terms or that the market for such loans will continue. Adverse changes in the securitization and whole loan markets may adversely affect our ability to securitize or sell our mortgage loans for acceptable prices within a reasonable period of time, which would hurt our earnings.

If we are unable to sell a significant portion of our mortgage loans on at least a quarterly basis, our earnings would decrease.

            We earn income on our mortgage loans when they are sold. Our strategy is to sell all of the mortgage loans we make at least quarterly. However, market and other considerations could affect the timing of the sale of our mortgage loans. If we are not able to sell all of the mortgage loans that we make during the quarter in which the loans are made, we would likely not be profitable for that quarter.

Changes in the volume and cost of our broker loans may decrease our loan production and decrease our earnings.

            We depend on independent mortgage brokers for many of our mortgage loans, called broker loans. A significant portion of our loan production is made up of broker loans. Our earnings and financial condition could be hurt by a decrease in the volume or an increase in the cost of our broker loans. A decrease in volume or an increase in the cost of broker loans could result from competition from other lenders and purchasers of broker loans. The independent mortgage brokers are not obligated by contract or otherwise to do business with us and negotiate with many lenders for each prospective borrower. We compete with these other lenders for the independent brokers' business on pricing, service, loan fees, costs and other factors.

Our competitors in the mortgage banking market are often larger and have greater financial resources than we do, which will make it difficult for us to successfully compete.

            We face intense competition in the business of originating, purchasing and selling mortgage loans. Competition among industry participants can take many forms, including convenience in obtaining a mortgage loan, customer service, marketing and distribution channels, amount and term of the loan, mortgage loan origination fees and interest rates. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources and lower costs of capital than we do. In the future, we may also face competition from government-sponsored entities, such as FannieMae and FreddieMac. These government-sponsored entities may enter the subprime mortgage market and target potential customers in our highest credit grades, who constitute a significant portion of our customer base. Additional competition may lower the rates we can charge borrowers and increase the cost to purchase mortgage loans, which would decrease our earnings on the sale or securitization of these loans. Increased competition may also reduce the volume of our mortgage loan originations and mortgage loan sales and increase the demand for our experienced personnel and the potential that such personnel will leave for competitors.

Because a significant amount of the mortgage loans we service are in California and Florida, our operations could be hurt by economic downturns or natural disasters in those states.

            At March 31, 2002, 24.1% and 11.1% of the mortgage loans we serviced were collateralized by residential properties located in California and Florida, respectively. Because of these concentrations in California and Florida, declines in those residential real estate markets may disproportionately reduce the values of the properties collateralizing the mortgage loans, increase foreclosures and losses and hurt our earnings.

            California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides. Florida historically has been vulnerable to certain other natural disasters, such as tropical storms and hurricanes. Since such natural disasters are not typically covered by the standard hazard insurance policies maintained by borrowers, the borrowers have to pay for repairs due to such disasters. Uninsured borrowers may not repair the property or may stop paying their mortgage loans if the property is damaged. This would cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters, and hurt our earnings.

            In addition, California has recently experienced severe energy shortages which have resulted in "rolling black-outs" in certain instances in portions of the state. Poor economic conditions as a result of energy shortages in the areas of California where our customers are located could adversely affect our borrower base and, consequently, may negatively impact our business. In order to ensure future sources of energy for California, it is anticipated that the prices paid by consumers for energy could increase significantly. Significant increases in energy prices could result in delinquencies and losses on loans made to our borrowers and, in turn, have a material adverse effect on our business. In addition, increases in the price of energy, as well as rolling black-outs, could cause a general economic downturn in the California economy, which could have a material adverse effect on our financial condition and results of operations because, in addition to the concentration of loans in California, our corporate headquarters, Loan Servicing Department and main loan production facility are located in California.

The risks associated with our business increase in any economic slowdown or recession.

            Foreclosures and resulting losses generally increase during economic slowdowns or recessions. Periods of economic slowdown or recession may also reduce real estate values. Any decline in real estate values reduces the ability of borrowers to use their home equity to borrow money, and may reduce the demand for our mortgage loans. Declines in real estate values also increase losses in the event of foreclosure.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which would hurt our earnings.

            We are required under agreements governing our securitization transactions and whole loan sales to repurchase or replace mortgage loans which do not conform to representations and warranties we make at the time of sale concerning breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees and officers, incomplete documentation and failures to comply with various laws and regulations applicable to our business. In addition, we may be obligated, in certain whole loan sales, to buy back mortgage loans if the borrower defaults on the first payment of principal and interest due. Such repurchase obligations could hurt our earnings and have a material adverse effect on our financial position.

If we are unable to comply with mortgage banking rules and regulations, our ability to make mortgage loans may be restricted, which would hurt our earnings.

            Our operations are subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. Our operations are also subject to various laws, regulations and judicial and administrative decisions. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, govern inspections and appraisals of properties and credit reports on mortgage loan applicants, regulate collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

            Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could negatively impact our operations and our earnings.

Changes in the mortgage interest deduction could decrease our loan production and hurt our financial performance.

            Members of Congress and government officials have from time-to-time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of our mortgage loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this change. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for mortgage loans of the kind offered by us.

Risks Relating to the New Debentures and the Existing Debentures

We may have insufficient funds to repay the principal of our senior notes in November 2003 and/or our existing debentures in March 2006, which would result in a default of the indentures governing the senior notes, the existing debentures and the new debentures.

            If we are unable to repay the principal of our senior notes upon their maturity in November 2003, we will be in default under the indentures governing the senior notes, the existing debentures, to the extent any remain outstanding after the exchange offer, and the new debentures, and in default of our other indebtedness. In that case, the senior notes, the existing debentures, the new debentures and our other indebtedness will become immediately due and payable. Similarly, if we are unable to repay the principal of any remaining existing debentures upon their maturity in March 2006, all of our then outstanding indebtedness, including the existing debentures and the new debentures, will become immediately due and payable. In either event, with insufficient assets available to repay these securities and our other debt, we may be forced to seek, or may be forced into, protection under chapter 7 or chapter 11 of the United States Bankruptcy Code. The expense of any bankruptcy proceeding will reduce the assets available for payment or distribution to our creditors, including the holders of our senior notes, existing debentures and the new debentures.

Because your right to receive payments on the existing debentures and the new debentures is subordinated, you may not receive interest or principal on these securities, including the scheduled mandatory sinking fund payment on the new debentures.

            The existing debentures are, and the new debentures will be, our unsecured subordinated obligations. The new debentures will rank junior in right of payment to all of our existing and future senior indebtedness. In addition, the new debentures will be effectively subordinated to all indebtedness of our subsidiaries. The new debentures will rank equally with our other unsecured subordinated indebtedness, including the existing debentures, to the extent the existing debentures remain outstanding after the exchange offer.

            We may not make any payments of principal, premium or interest on the existing debentures or new debentures, including the scheduled mandatory sinking fund payment with respect to the new debentures on December 15, 2002, if:

    •
    we default on our obligations to pay principal, premium, interest or other amounts on our senior indebtedness and the default continues beyond any applicable grace period; or

    •
    any other default occurs under our senior indebtedness and the holders of the senior indebtedness accelerate its maturity.

We may have insufficient funds to make the scheduled mandatory sinking fund payment to redeem 30% of the new debentures on December 15, 2002.

            Under the terms of the indenture governing the new debentures, we will be required to redeem through a scheduled mandatory sinking fund payment 30% of the new debentures on December 15, 2002, on a pro rata basis, at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest to the date of redemption. If we do not have sufficient funds to make this scheduled mandatory sinking fund payment, we will be in default under the indenture governing the new debentures and they will become immediately due and payable. In addition to the new debentures becoming immediately due, our other indebtedness, including any outstanding senior notes and existing debentures, will also become immediately due and payable. In this event, with insufficient assets available to repay these securities and our other debt, we may be forced to seek, or may be forced into, protection under chapter 7 or chapter 11 of the United States Bankruptcy Code. The expense of any bankruptcy proceeding will reduce the assets available for payment or distribution to our creditors, including the holders of our senior notes, existing debentures and the new debentures.

The new debentures may be issued with original issue discount, which will constitute taxable income to you over the term of the new notes.

            As a holder of new debentures, you may be required to include original issue discount in your income for United States federal income tax purposes in advance of any cash payment attributable to that income even if no cash payment is received by you. The amount of original issue discount will depend upon several factors and may be significant. We describe these factors under the heading "United States Federal Income Tax Consequences."

The trading market for the new debentures likely will be limited.

            We do not intend to apply to have the new debentures listed on any securities exchange or authorized for quotation on any inter-dealer quotation system. It is doubtful that a secondary market for the new debentures will develop or, if a secondary market does develop for the new debentures, that it will provide you with liquidity of investment or that it will continue for the life of the new debentures. If a trading market does not develop, you may be unable to resell the new debentures for an extended period of time, if at all. The liquidity of any trading market in the new debentures and the market price quoted for the new debentures, if any, will depend upon a variety of factors, including, among other things:

    •
    the number of holders of the new debentures;

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    the market for similar securities;

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    the interest of securities dealers in making a market in the new debentures;

    •
    changes in our financial performance or prospects; and

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    changes in the prospects for companies in the United States consumer finance industry generally.

USE OF PROCEEDS

            We will not receive any cash proceeds from the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available on the SEC's website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

            We are "incorporating by reference" in this offering memorandum the information that we file with the SEC, which means that we are disclosing important information to you by referring you to the documents filed with the SEC containing that information. The information incorporated by reference is an important part of this offering memorandum, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the expiration of the exchange offer made by this offering memorandum:

    •
    Our Current Reports on Form 8-K dated May 31, 2001, June 30, 2001, July 31, 2001, August 31, 2001, September 30, 2001, October 31, 2001, November 2, 2001, November 9, 2001, November 30, 2001, December 31, 2001, January 23, 2002, January 31, 2002, February 28, 2002, March 31, 2002, April 30, 2002 and May 3, 2002;

    •
    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

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    Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

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    Our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001;

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    Our Annual Report on Form 10-K/A for the year ended June 30, 2001;

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    Our Proxy Statement on Schedule 14A for our November 2, 2001 Annual Meeting; and

    •
    Description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 22, 1991.

            You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

        John F. Madden, Jr., Esq.
        Senior Vice President, Secretary and General Counsel
        Aames Financial Corporation
        350 South Grand Avenue, 43rd Floor
        Los Angeles, California 90071
        (323) 210-5000

            You should rely only on the information incorporated by reference or provided in this offering memorandum or any supplement to this offering memorandum. We have not authorized anyone else to provide you with different information. You should not assume that the information in this offering memorandum or any supplement to this offering memorandum is accurate as of any date other than the date on the cover page of this offering memorandum or any supplement.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

            This offering memorandum contains or may incorporate by reference statements that constitute "forward-looking statements". The words "expect," "estimate," "anticipate," "predict," "believe," and similar expressions and variations of such words are intended to identify forward-looking statements. Such statements appear in a number of places in this offering memorandum and include statements regarding our intent, belief or current expectations with respect to, among other things:

    •
    market conditions in the securitization, capital, credit and whole loan markets and their future impact on our operations;

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    trends affecting our liquidity position, including, but not limited to, our access to warehouse and other credit facilities and our ability to effect whole loan sales;

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    the impact of the various cash savings plans and other restructuring strategies that we are considering;

    •
    our on-going efforts in improving our equity position;

    •
    trends affecting our financial condition and results of operations;

    •
    the liquidity of our stock; and

    •
    our business and liquidity strategies.

            We caution you not to place undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of our future performance and involve risks and uncertainties. Our actual results may differ materially from those projected in this offering memorandum, for the reasons, among others, discussed in this offering memorandum under the caption "Risk Factors." In addition to the risks and uncertainties discussed below, our filings with the Securities and Exchange Commission contain additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in our forward-looking statements. You should carefully review the risk factors discussed in this offering memorandum and the documents that are incorporated by reference into this offering memorandum.

OUR BUSINESS

            We are a consumer finance company primarily engaged in the business of originating, selling, and servicing home equity mortgage loans secured by single family residences. Upon our formation in 1991, we acquired Aames Home Loan, a home equity lender making loans in California since it was founded in 1954. In 1995, we expanded our retail presence outside of California and began purchasing mortgage loans from correspondents. In August 1996, we acquired One Stop Mortgage, Inc., which originates mortgage loans primarily through a broker network.

            Our principal market is borrowers whose financing needs are not being met by traditional mortgage lenders for a variety of reasons, including the need for specialized mortgage loan products or credit histories that may limit such borrowers' access to credit. We believe these borrowers continue to represent an underserved niche of the home equity mortgage loan market and present an opportunity to earn a superior return for the risk assumed. The residential mortgage loans that we originate, which include fixed and adjustable rate mortgage loans, are generally used by borrowers to consolidate indebtedness or to finance other consumer needs and, to a lesser extent, to purchase homes.

            We originate loans through our retail and broker production channels. Our retail channel produces loans through our traditional retail branch network and through the National Loan Centers,

which produce loans primarily through affiliations with sites on the Internet. Our broker channel produces loans through our traditional regional broker office network and by sourcing loans through telemarketing and the Internet. We no longer purchase loans through correspondents, which we ceased during the fiscal year ended June 30, 2000, and which we had materially decreased since fiscal 1998. During the nine months ended March 31, 2002, we originated $2.3 billion of mortgage loans. We underwrite and appraise every mortgage loan that we originate.

            As a fundamental part of our business and financing strategy, we sell our mortgage loans to third party investors in the secondary market as market conditions allow. We maximize opportunities in our loan disposition transactions by selling our loan production through a combination of securitization transactions and whole loan sales, depending on market conditions, profitability and cash flows. We sold $2.3 billion of mortgage loans during the nine months ended March 31, 2002. Of the total amount of mortgage loans sold during the nine months ended March 31, 2002, $542.8 million and $1.8 billion were sold in securitization and whole loan sale transactions, respectively.

            We retained the servicing on the mortgage loans that we securitized prior to January 1, 2000. However, since then as means to maximize cash flow from securitization transactions, we have sold the servicing rights created in securitization transactions for cash. At March 31, 2002, our servicing portfolio was $2.4 billion, of which $2.3 billion we serviced in-house.

The Capital Z Financing

            In February 1999, Capital Z invested $26.7 million in our series B convertible preferred stock and $48.3 million in our series C convertible preferred stock. In August 1999, Capital Z purchased an additional $25.0 million of our series C convertible preferred stock.

            As a condition of the initial Capital Z financing, we offered holders of our common stock the right to purchase shares of series C convertible preferred stock at the same price per share as was paid by Capital Z. Capital Z agreed to purchase any unsubscribed shares of series C convertible preferred stock, up to a total of $25.0 million, that were not purchased by the participants in that offering.

            In October 1999, we sold $4.2 million of our series C convertible preferred stock to participants in the rights offering and Capital Z purchased the remaining $20.8 million of shares of series C convertible preferred stock.

            In June and July 2000, we sold to Capital Z $50.0 million of our series D convertible preferred stock. As a condition of the Capital Z purchases, we offered holders of our common stock the right to purchase shares of our series D convertible preferred stock at the same price per share as was paid by Capital Z. Unlike the earlier rights offering, there was no commitment from Capital Z, or any other entity, to purchase any of the unsubscribed shares of series D convertible preferred stock.

            In February 2002, we sold 636,791 shares of series D convertible preferred stock to participants in the rights offering and raised approximately $541,300.

THE EXCHANGE OFFER

            The following describes the exchange offer. While we believe that the following description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer, you should carefully read the entire offering memorandum and the other documents to which we refer.

            We are offering to exchange our new debentures for any and all of our outstanding existing debentures on the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal.

Purpose of the Exchange Offer

            We are making the exchange offer to restructure a portion of our long-term debt, thereby improving our capitalization.

            The consummation of the exchange offer to restructure a portion of our long term debt is a critical step in our strategic plan. If we are unable to reduce our current debt obligations through the exchange offer and thus improve our financial stability, we may be unable to attract the necessary outside debt or equity financing needed to implement the final step of our plan, the fundamental repositioning of our business through strategic acquisitions and targeted investments. If we are not successful in repositioning our business, the corporate restructuring and refinancing steps that we have taken to date may be inadequate to ensure our long term viability and competitiveness.

Terms of the Exchange Offer

            Upon the terms and conditions set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange any and all existing debentures that are properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing debentures. If you tender existing debentures before the exchange offer expires, and we consummate the exchange offer, you will receive $800 original principal amount of new debentures for each $1,000 principal amount of existing debentures that you tender.

            If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer to the extent required by law.

            You may validly withdraw existing debentures that you previously tendered at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You will not be permitted to withdraw existing debentures that you previously tendered after the expiration date of the exchange offer unless we have not accepted your existing debentures for exchange after the expiration of 40 business days after the date of this offering memorandum or laws otherwise require that you be permitted to withdraw existing debentures that you have tendered.

Interest

            You will not receive any cash in respect of accrued and unpaid interest on the existing debentures tendered in the exchange offer. The last payment of interest on the existing debentures was March 15, 2002.

Market Trading and Information Regarding Our Existing Debentures and Common Stock

            The existing debentures are not listed on a national securities exchange or authorized to be quoted on any inter-dealer quotation system and we believe that informal secondary sales activity for the existing debentures is limited and sporadic. While some information is available through private publications regarding the prices at which such secondary sales transactions have been made, these publications generally disclaim the accuracy and reliability of such information. In any event, prices may fluctuate significantly depending on the volume of trading at any particular time.

            Our common stock is currently quoted on the NASD OTC Bulletin Board under the symbol "AMSF." Prior to November 15, 2001, our common stock was traded on the New York Stock Exchange. The following table sets forth the high and low closing bid quotations for our common stock for the periods presented after November 14, 2001 and the high and low sales prices per share of our common stock for the periods prior to November 15, 2001. The NASD OTC Bulletin Board bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year 2000
First Quarter	$9.38	$3.75
Second Quarter	8.13	3.44
Third Quarter	5.94	2.50
Fourth Quarter	3.44	0.69
Fiscal Year 2001
First Quarter	$4.00	$0.44
Second Quarter	2.38	0.56
Third Quarter	2.22	0.63
Fourth Quarter	1.97	1.00
Fiscal Year 2002
First Quarter	$1.42	$0.75
Second Quarter (through November 14, 2001)	0.98	0.45
Second Quarter (from November 15, 2001)	0.37	0.25
Third Quarter	0.67	0.34
Fourth Quarter (through May 10, 2002)	0.64	0.47

            On May 10, 2002, the last practicable trading day prior to the date of this offering memorandum, the closing bid price of our common stock on the NASD OTC Bulletin Board was $0.57 per share. There were 6,452,448 shares of our common stock outstanding as of May 10, 2002.

            We are currently prohibited from paying any cash dividends with respect to our common stock by the terms of the indenture governing our senior notes, and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We did not pay any dividends during the years ended June 30, 2001 and 2000. The payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

Conditions to the Exchange Offer

            Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange existing debentures tendered pursuant to the exchange offer and may terminate, extend or amend the exchange offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of existing debentures so tendered on or prior to the expiration date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the expiration date:

  •
  there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

  •
  there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

  •
  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

  •
  there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

  •
  the trustee of the existing senior notes or the trustee of existing debentures shall have objected in any respect to any action taken that could, in our reasonable judgment, adversely affect the consummation of the exchange offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the acceptance of, or exchange for, the existing debentures; or

  •
  there shall have occurred:

    •
    any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

    •
    any significant change in the price of the existing debentures or which is adverse to us;

    •
    a material impairment in the trading market for debt securities;

    •
    a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

    •
    any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

    •
    a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

    •
    in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

            The conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Expiration Date; Extension; Termination

            The term "expiration date" means 5:00 p.m., New York City time on June 13, 2002. However, if we extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended. As set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange any and all existing debentures that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below.

            We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral (confirmed in writing) or written notice to the exchange agent, Wells Fargo Bank Minnesota, National Association, and by making public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the exchange offer, all existing debentures previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for purchase by us; provided, however, that any existing debentures not accepted for purchase after the expiration of 40 business days from the date of this offering memorandum may be withdrawn.

            We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to applicable law, to:

    •
    delay the acceptance for exchange of existing debentures;

    •
    terminate the exchange offer prior to the expiration date;

    •
    extend the expiration date and retain all of the existing debentures that have been tendered, subject to the right of the owners thereof to withdraw their tendered existing debentures;

    •
    refuse to accept tendered existing debentures and return all existing debentures that have been tendered to us; or

    •
    waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

            In our sole discretion, we will decide whether to exercise our right to extend the expiration date for the exchange offer.

            We expressly reserve the right, in our reasonable discretion, to terminate the exchange offer if any of the conditions set forth above under "—Conditions to the Exchange Offer" shall have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your existing debentures in connection with the exchange offer, and any existing debentures you have tendered that we have not accepted for exchange will be returned promptly to you.

            If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer to the extent required by law.

Procedures for Exchanging Existing Debentures

            We contemplate that the new debentures will be delivered in book-entry form through DTC. If you have any questions or need assistance in tendering your existing debentures, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled "Information Agent" below.

            Only holders of record are authorized to tender their existing debentures for exchange. If you wish to tender existing debentures in the exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your existing debentures. If you wish to exchange existing debentures in the exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your existing debentures, make appropriate arrangements to register the ownership of those existing debentures in your name. This may take considerable time and may not be able to be completed before the expiration date of the exchange offer.

Tender of Existing Debentures Held Through a Custodian

            If your existing debentures are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your existing debentures on your behalf. Any beneficial owner of existing debentures held of record by DTC or its nominee, through authority granted by DTC, may direct the holder of record to tender on the beneficial owner's behalf.

Tender of Existing Debentures Held Through DTC

            To tender existing debentures that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program (ATOP), and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered existing debentures must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

            Holders of existing debentures should send letters of transmittal only to the exchange agent and not to us.

            The delivery of existing debentures and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through ATOP or otherwise, is at the election and risk of the holder tendering those existing debentures and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

            Except as provided below, unless the existing debentures being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent's message, we may, at our option, treat the tender of the existing debentures as defective for purposes of the right to exchange pursuant to the exchange offer. Exchange of the existing debentures will be made only against deposit of the tendered existing debentures and delivery of all other required documents.

Guaranteed Delivery

            If a registered holder of existing debentures desires to tender any existing debentures and the existing debentures are not immediately available, or time will not permit the holder's existing debentures or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    •
    the tender is made through an eligible institution;

    •
    before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the existing debentures and the amount of the existing debentures tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    •
    the certificates for all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Book-Entry Delivery Procedures

            The exchange agent will establish accounts with respect to the existing debentures at DTC for purposes of the exchange offer within two business days after the date of this offering memorandum, and any financial institution that is a participant in DTC may make book-entry delivery of the existing debentures by causing DTC to transfer the existing debentures into the exchange agent's account in accordance with DTC's procedures for such transfer.

            Although delivery of existing debentures may be effected through book-entry into the exchange agent's account at DTC, the letter of transmittal, or a facsimile of it, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

            The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "book-entry confirmation."

            "Agent's message" means a message transmitted by DTC, received by the exchange agent, and made a part of a book-entry confirmation. The message states that DTC has received an express acknowledgement from the person tendering the existing debentures that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

Tender of Existing Debentures Held in Physical Form

            If you hold existing debentures in physical form, to validly tender those existing debentures, you should properly complete and validly execute the letter of transmittal (or a manually signed facsimile copy thereof), together with any signature guarantees and any other documents required by the instructions to the letter of transmittal. The letter of transmittal must be received by the exchange agent at its address set forth on the back cover of this offering memorandum, and certificates for tendered existing debentures must be received by the exchange agent at such address prior to the expiration date.

Signature Guarantees

            Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the relevant existing debentures are tendered:

    •
    by a participant in DTC whose name appears on a security position listing as the owner of the existing debentures being tendered who has not completed the box entitled "Special Delivery Instructions" or "Special Exchange Instructions" on the letter of transmittal; or

    •
    for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

            In any event, the signatures on the letter of transmittal accompanying tendered existing debentures must be guaranteed by a Medallion Signature Guarantor if:

    •
    existing debentures are registered in the name of a person other than the signer of the letter of transmittal;

    •
    existing debentures not accepted for exchange, or not tendered for exchange, are to be returned to a person other than the registered owner; or

    •
    new debentures are to be delivered to, or registered in the name of, a person other than the registered owner of the corresponding existing debenture.

Determination of Validity

            We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered existing debentures. We reserve the absolute right to reject any and all existing debentures not properly tendered or any existing debentures whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of any particular existing debentures either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing debentures must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of existing debentures will not be considered to have been made until any defects or irregularities have been cured or waived. Any existing debentures received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Backup United States Federal Income Tax Withholding

            To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal. See "United States Federal Income Tax Consequences."

Withdrawals of Tenders

            You may validly withdraw existing debentures that you tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. In addition, you may withdraw any existing debentures that you tender that are not accepted by us for exchange after the expiration of 40 business days from the date of this offering memorandum. For a withdrawal of existing debentures to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

    •
    specify the name of the person who tendered the existing debentures to be withdrawn;

    •
    identify the existing debentures to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

    •
    be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing debentures were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the existing debentures into the name of the person withdrawing the tender.

            If you have tendered your existing debentures through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of the exchange offer.

            All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any existing debentures withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new debentures will be issued in exchange unless the existing debentures so withdrawn are validly retendered. Any existing debentures which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn existing debentures may be retendered by following one of the procedures described above under "—Procedures for Exchanging Existing Debentures" at any time prior to the expiration date.

Exchange of Existing Debentures

            We will issue the new debentures upon the terms of the exchange offer and applicable law in exchange for existing debentures tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered existing debentures or defectively tendered existing debentures with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent.

            In all cases, credits of new debentures will only be made as soon as practicable after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

    •
    timely confirmation of a book-entry transfer of the existing debentures into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in

      "—Procedures for Exchanging Existing Debentures—Book-Entry Delivery Procedures" above;

    •
    a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent's message; and

    •
    any other documents required by the letter of transmittal.

            If we do not accept any tendered existing debentures for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such existing debentures to the account maintained at DTC from which the tendered existing debentures were delivered.

Future Transactions Involving Existing Debentures

            We reserve the right, in our sole discretion and if we are so permitted by the terms of the new debentures, to purchase or make offers for any of our existing debentures that remain outstanding after the expiration date of the exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of the exchange offer. It is possible that future purchases, if any, of existing debentures that remain outstanding after the expiration of the exchange offer may be on less or more favorable terms than the terms offered in the exchange offer. We make no promises that we will purchase or make offers for any of the existing debentures that remain outstanding after the expiration of the exchange offer. We do not currently contemplate that any circumstances will arise in which we will make any such purchases and, in any event, we may not have the financing to do so.

"Blue Sky" Compliance

            We are making the exchange offer to all holders of outstanding existing debentures. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of existing debentures be accepted from or on behalf of, the holders of existing debentures residing in any such jurisdiction.

Exchange Agent

            Wells Fargo Bank Minnesota, National Association has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this offering memorandum or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at:

        Wells Fargo Bank Minnesota, National Association
        MAC-N9303-121
        6th and Marquette
        Minneapolis, MN 55479
        Attention: Jeff Crow
        Telephone: (612) 667-0750
        Facsimile: (612) 667-4927

            Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

            D.F. King & Co., Inc. has been appointed the information agent for the exchange offer. We have agreed to pay D.F. King & Co., Inc. reasonable and customary fees for its services and will reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses. Any questions concerning the procedures of the exchange offer or requests for assistance or additional copies of this offering memorandum or the letters of transmittal may be directed to the information agent at:

        D.F. King & Co., Inc.
        77 Water Street
        New York, New York 10005

        Banks and Brokers call:
        (212) 269-5550 (call collect)

        All others call:
        (800) 207-3159 (toll-free)

Fees and Expenses

            We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

            We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $3.0 million. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

            Owners who tender their existing debentures for exchange will not be obligated to pay any transfer taxes. If, however:

    •
    new debentures are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered existing debentures;

    •
    the existing debentures are registered in the name of any person other than the person signing the letter of transmittal; or

    •
    a transfer tax is imposed for any reason other than the exchange of new debentures for existing debentures in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

            For financial accounting purposes, we expect to treat the issuance of new debentures in exchange for our existing debentures as a modification of the terms of the existing debentures. This means that the effects of the exchange offer will be accounted for in future periods and that the carrying amount of the new debentures on our balance sheet after the exchange will remain substantially unchanged from the carrying amount of the existing debentures that are tendered in the exchange offer. Additionally, future interest expense on the new debentures will be recorded at a constant effective rate over the remaining term to maturity of the new debentures. The constant effective rate will be significantly less than 4%.

            Other than the optional redemption payment, we expect to treat the future cash payments that we make relative to the new debentures as reductions to the carrying amount of the new debentures until such time as our obligation is repaid in full.

            We expect to redeem the new debentures in full for an amount significantly less than their carrying amount. If we do so, we will have a gain on debt forgiveness for financial accounting purposes equal to the difference between the carrying amount of the new debentures at that time and the amount of the optional redemption payment.

            We expect to have available net operating loss carryovers for federal income tax purposes exceeding the amount of the expected cancellation of indebtedness income and, accordingly, we do not expect to have a material federal income tax liability for financial statement purposes. We expect to have net operating loss carryovers for state income tax purposes to offset some, but not all, of the expected cancellation of indebtedness income. Therefore, it is possible that the expected cancellation of indebtedness income may result in a state income tax liability.

            Legal and other direct costs that we incur in the exchange offer will be charged to expense on our consolidated statement of operations as incurred.

            The financial accounting treatment for the existing debentures not exchanged for new debentures will remain the same as the financial accounting treatment we have been using.

United States Income Tax Considerations

            For federal income tax purposes, the exchange of existing debentures for new debentures will result in cancellation of indebtedness income to us. The amount of cancellation of indebtedness income recognized will generally be equal to the difference between the outstanding principal amount of the existing debentures that are tendered for exchange and the issue price of the new debentures (as calculated for tax purposes) exchanged therefor. The amount of such issue price will not exceed $268 per $1,000 principal amount of existing debentures tendered. See "United States Federal Income Tax Consequences—Tax Consequences of Ownership and Disposition of the New Debentures" for a discussion as to the determination of the issue price of the new debentures. Because we believe that our available net operating loss carryovers will exceed the amount of principal eliminated, we do not anticipate that the exchange of existing debentures for new debentures will give rise to a significant federal income tax liability, however, our net operating losses will be reduced by reason of such cancellation of indebtedness income. It is possible that the exchange could give rise to liability under state income tax laws. We have not provided a reserve for any such potential liability.

            See "United States Federal Income Tax Consequences" for a discussion of certain material United States federal tax consequences to holders of existing debentures acquiring, owning, and disposing of new debentures or retaining their existing debentures.

Appraisal Rights

            You will not have any right to dissent and receive appraisal of your existing debentures in connection with the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS AND CAPITAL STOCK

            The following is a summary of the terms and conditions of some of our material indebtedness and of the terms of our capital stock, and is subject to and qualified in its entirety by reference to the terms of and conditions of the agreement, indenture or certificate of designation, as applicable, governing the indebtedness or the capital stock, the terms and conditions of which are being summarized.

9.125% Senior Notes

            We currently have outstanding $150.0 million principal amount of 9.125% Senior Notes due 2003. The senior notes were issued pursuant to an indenture dated as of October 21, 1996, as amended and supplemented from time to time, with The Chase Manhattan Bank, as trustee. The senior notes are our unsecured senior obligations and rank equally in right of payment with all our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness, including the existing debentures and the new debentures. The senior notes bear interest at 9.125% per year, payable on May 1 and November 1 of each year.

            The senior notes are unconditionally guaranteed by various of our subsidiaries. Each subsidiary guarantor's obligations under its guarantee is an unsecured senior obligation of that subsidiary, and is joint and several with the obligations of each other subsidiary guarantor's guarantee of the senior notes. The obligations of the subsidiary guarantors under these guarantees are the senior unsecured obligations of the respective subsidiary guarantor. The senior notes are effectively subordinated to all of our existing and future secured indebtedness, and each subsidiary guarantor's obligations are effectively subordinated to all existing and future secured indebtedness of the respective subsidiary guarantor.

            We may redeem the outstanding senior notes at our option at a redemption price equal to 102.281% of principal amount, if redeemed on or before October 31, 2002, and at a redemption price equal to 100% of principal amount, if redeemed on or after November 1, 2002, plus, in each case, accrued and unpaid interest to the date of redemption.

            The holders of our senior notes have the right to require us to purchase the senior notes upon a change of control of our company at a price equal to 101% of principal amount, plus accrued and unpaid interest to the date of purchase. A change of control of our company will be deemed to have occurred if any of the following events occur:

    •
    a person or group acquires beneficial ownership of more than 35% of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors;

    •
    we merge or consolidate with or into any other person or we sell substantially all of our assets to another person, and in the case of a merger or consolidation, 100% of our capital stock entitled to vote generally in the election of directors is exchanged for cash, securities or property, unless such securities are exchanged for securities of the surviving corporation representing a majority of the capital stock so entitled to vote; provided, however, this provision will not apply if the senior notes are rated investment grade after the relevant transaction; or

    •
    during any consecutive 2 year period, the individuals who at the beginning of the period constituted our board of directors, together with any new directors elected or approved by 66 2/3% of the directors who were directors at the beginning of the period or were previously so elected or approved, no longer constitute a majority of our board of directors then in office.

            The indenture governing the senior notes contains various covenants that restrict our ability to incur additional indebtedness, merge, consolidate or sell or otherwise dispose of our assets, make certain payments, engage in affiliate transactions, and issue additional shares of capital stock. It also contains customary events of default.

5.5% Convertible Subordinated Debentures

            We currently have outstanding approximately $114.0 million principal amount of 5.5% Convertible Subordinated Debentures due 2006. The existing debentures were issued pursuant to an indenture dated as of February 26, 1996, with The Chase Manhattan Bank, N.A., as trustee. The existing debentures are our unsecured subordinated obligations and are subordinated in right of payment to our existing and future senior indebtedness and rank equally with our other existing and future unsecured subordinated indebtedness. The existing debentures are our exclusive obligation and not that of our subsidiaries.

            The existing debentures are convertible into shares of our common stock currently at the conversion price of $78.15 per share, equal to a conversion rate of 12.7959 shares of common stock for each $1,000 principal amount of existing debentures, subject to adjustment. Except for the rate of interest, maturity date, and redemption provisions, including the inability of holders of new debentures to require us to redeem their new debentures upon a change of control of our company, the terms of the indenture governing the existing debentures are substantially similar to the terms in the indenture governing the new debentures. See "Comparison of Rights Between the Existing Debentures and the New Debentures."

Warehouse and Repurchase Facilities

            We rely on revolving warehouse and repurchase facilities to originate and purchase loans and hold them prior to securitization or sale. At March 31, 2002, we had committed revolving warehouse and repurchase facilities in the amount of $800.0 million. At March 31, 2002, amounts outstanding under our revolving warehouse and repurchase agreements were $348.3 million. Of the $800.0 million of committed revolving warehouse and repurchase facilities currently available to us at March 31, 2002, $200.0 million, $300.0 million and $300.0 million expire on June 30, 2002, November 15, 2002 and March 20, 2003, respectively.

            Certain of our warehouse and repurchase lenders advance less than 100% of the principal balance of the mortgage loans, requiring us to use working capital to fund the remaining portion of the principal balance of the mortgage loans.

            All of our revolving warehouse and repurchase facilities contain provisions requiring us to meet certain periodic financial covenants, including among other things, minimum liquidity, stockholders' equity, leverage, and net income levels.

            Under the terms of indenture governing our senior notes, our ability to incur certain additional indebtedness, including residual financing, is limited to twice stockholders' equity. Funded warehouse indebtedness and securitization obligations are generally not included in the indebtedness limitations. We are currently restricted from incurring additional indebtedness as defined in the indenture. Our revolving repurchase and warehouse facilities also contain limits on our ability to incur additional indebtedness. Further, until we receive investment grade ratings for the senior notes, the amount of assets allocable to post-September 1996 securitizations which we may pledge to secure debt is limited by the indenture to 75% of the difference between such post-September 1996 residuals and servicing advances and $225.0 million.

Description of Capital Stock

            We are authorized to issue 600 million shares of capital stock, consisting of 400 million shares of common stock, par value $0.001 per share, and 200 million shares of preferred stock, par value $0.001 per share. We have designated our preferred stock as follows:

    •
    500,000 shares as series A preferred stock;

    •
    29,704,000 shares as series B convertible preferred stock;

    •
    61,230,486 shares as series C convertible preferred stock; and

    •
    108,565,514 shares as series D convertible preferred stock.

The following statements are brief summaries of the material provisions relating to our capital stock.

Common Stock

            The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of our common stock are entitled to receive ratably dividends when, as and if declared by our board of directors out of funds legally available for the declaration of dividends. In the event of a liquidation, dissolution or winding up of our company, the holders of our common stock are entitled, subject to the rights of holders of preferred stock that we have issued, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of our common stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. We distribute periodic reports and other information, including notices of annual meetings and special meetings of our stockholders, to record holders of our common stock at the addresses indicated on our stock records.

Preferred Stock

            General. Our board of directors has the authority to issue the authorized and unissued preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors; provided, however, the consent of a majority of the holders of the senior preferred stock is required in order for the board of directors to issue any additional shares of senior preferred stock. Accordingly, our board of directors is empowered, without stockholder approval or only upon receiving the consent of a majority of the senior preferred stock, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the common stock.

            Senior Preferred Stock. We have four designated series of preferred stock, series A preferred stock, series B convertible preferred stock, series C convertible preferred stock and series D convertible preferred stock. The 500,000 designated shares of series A preferred stock have been reserved for issuance in connection with the rights plan described below. There are no shares of series A preferred stock outstanding. The terms of the series C convertible preferred stock are identical to the terms of the series D convertible preferred stock, except for the stated value. The terms of the series B convertible preferred stock are identical to the terms of the series D convertible preferred stock, except for the stated value and the voting rights to elect our directors. Our board of directors is divided into two classes. One class of four directors is elected annually by the holders of the series B convertible preferred stock, voting as a single class. The other class of five directors is elected by the holders of our common stock and the series B convertible preferred stock, voting together as a single class, for staggered three-year terms. Holders of the series C and D convertible preferred stock are not entitled to vote to elect directors.

Anti-Takeover Provisions

            Our certificate of incorporation and bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified board of directors, the inability of stockholders to call for a special meeting of stockholders under various circumstances without the approval of our board of directors and the inability of stockholders to remove directors without cause.

            Each share of our outstanding common stock also evidences one stock purchase right under the terms and conditions of a stockholders' rights plan that we adopted in June 1996. In general, the purchase rights will not be exercisable, or transferable, apart from the common stock, until the tenth day after a person or group:

    (1)
    acquires beneficial ownership of 15% or more of the outstanding common stock;

    (2)
    commences a tender offer or an exchange offer to acquire beneficial ownership of 15% or more of the outstanding common stock;

    (3)
    who previously acquired 15% or more of the common stock in a transaction approved by our board of directors increases its ownership of common stock by more than 1%;

    (4)
    files a registration statement with the SEC with respect to an exchange offer to acquire 15% or more of the common stock; or

    (5)
    who beneficially owns 10% or more of the outstanding common stock is declared an "adverse person" by the board of directors.

            Following a triggering event described above, each purchase right will be converted into a right to purchase from us, for the exercise price, that number of one one-hundredth (1/100th) of a share of our series A preferred stock, or, in some circumstances, common stock, cash, property or other of our securities, having a market value of twice the exercise price. Further, if after the purchase rights become exercisable, we or a majority of our assets or earning power are acquired by merger, consolidation, transfer, sale or otherwise, each purchase right will be converted into the right to purchase that number of shares of common stock of the surviving entity or, in some circumstances, its parent corporation, having a market value of twice the exercise price. In general, no adverse person, no person or group whose purchase transaction or tender or exchange offer triggers the exercisability of the purchase rights, or any of that person's or group's transferees, may exercise purchase rights held by them. Each purchase right, at the option of the holder of the purchase right, also may be exercised without the payment of cash. In that case, the purchase right's holder will receive securities having a value equal to the difference between the value of the securities that would have been issuable upon payment of the exercise price and the exercise price. At any time prior to the tenth day following a triggering event described in (1) through (5) of the preceding paragraph, the board of directors may redeem all outstanding purchase rights at a price of $0.001 per purchase right, and may amend the stockholders' rights plan and the purchase rights in any and all respects. The purchase rights will expire on the earlier of the date of their redemption or June 20, 2006.

            On December 23, 1998, we amended the stockholders' rights plan to provide that Capital Z and its affiliates and associates are exempt persons under the stockholders' rights plan.

Section 203 of the Delaware General Corporation Law

            Because we are a Delaware corporation, Delaware law may have an effect on your rights as a stockholder. In particular, Section 203 of the Delaware General Corporation Law prohibits certain transactions between our company and an "interested stockholder." An interested stockholder is a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of our company. This provision prohibits certain business combinations between an interested stockholder and our company for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of our assets having a total value in excess of 10% of our consolidated assets, and certain transactions that would increase the interested stockholder's proportionate share ownership in our company.

            This prohibition is generally effective unless:

    •
    either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by our board of directors prior to the time the interested stockholder becomes an interested stockholder;

    •
    the interested stockholder owns at least 85% of the voting stock of our company (other than stock held by directors who are also officers or by certain employee stock plans) upon consummation of the transaction in which it became an interested stockholder; or

    •
    at or after the time the interested stockholder became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

            For purposes of Section 203, our board of directors has approved Capital Z's acquisition of senior preferred stock described under "Our Business—The Capital Z Financing."

Transfer Agent

            Our transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF THE NEW DEBENTURES

            The following discussion is a summary of the material provisions of the new debentures and the indenture governing the new debentures. Since this discussion is a summary, it does not contain all of the information that may be important to you in making your investment decision. Therefore, you should carefully review the terms of the new debentures and the related indenture, which documents you may obtain from us at our address set forth under the heading "Incorporation of Documents by Reference."

General

            We will issue 4.0% Convertible Subordinated Debentures due 2012 under an indenture between us and Wells Fargo Bank Minnesota, National Association, as trustee. The new debentures will be our general, unsecured obligations and be subordinated to, which means that they will rank behind, our senior indebtedness as described below under "Subordination." The new debentures will be limited to a maximum of $91,176,000 aggregate principal amount. We are required to redeem 30% of the principal amount of the new debentures on December 15, 2002, through a scheduled mandatory sinking fund payment. We will repay the remaining principal amount of the new debentures in full on June 15, 2012. The new debentures will bear interest at 4.0% per year and we will pay interest on June 15 and December 15 of each year, commencing on December 15, 2002. You may convert the new debentures into shares of our common stock at any time before the close of business on June 15, 2012, unless we have previously redeemed or repurchased them.

Subordination

            The new debentures are subordinated and, as a result, any payment of principal, premium or interest will be subordinated to the prior full payment of our senior indebtedness. Senior indebtedness includes all of our debt, except the new debentures and any debt that expressly provides that it is not senior to the new debentures. The new debentures will rank equal with our other unsecured subordinated debt, including the existing debentures. You should be aware that neither the new debentures nor the related indenture restricts our ability to incur additional senior indebtedness or restricts the ability of our subsidiaries to incur any indebtedness.

            The new debentures are our obligations exclusively and not of our subsidiaries. Because we conduct substantially all of our operations through our subsidiaries, our ability to make payments under the new debentures is dependent upon our ability to receive cash from our subsidiaries. Our subsidiaries are separate legal entities from us and are not obligated to pay any amounts due on the new debentures. Therefore, your rights are subordinated by law to all liabilities of our subsidiaries.

            We may not make any payments of principal, premium or interest on the new debentures, including the scheduled mandatory sinking fund payment on December 15, 2002, if:

    •
    we default on our obligations to pay principal, premium, interest or other amounts on our senior indebtedness and the default continues beyond any applicable grace period; or

    •
    any other default occurs under our senior indebtedness and the holders of our senior indebtedness accelerate its maturity.

            Any payments on the new debentures may be blocked indefinitely as a result of a payment default on senior indebtedness, if the trustee receives notice of the default. If payments on the new debentures have been blocked by a default other than a payment default, payments on the new debentures may resume on the earlier of:

    •
    the date the default is cured or waived; or

    •
    179 days after the trustee receives notice of the default;

unless the senior indebtedness has been declared due in its entirety within that 179-day period.

            A default that exists on the day a payment blockage notice is delivered to the trustee can not be used as the basis for any subsequent payment blockage notice. In addition, once a holder of senior indebtedness has blocked payment on the new debentures by giving a payment blockage notice, a new period of payment blockage can not be commenced until 360 days have elapsed since the effectiveness of the immediately prior payment blockage notice. In the event that that we make any payment or distribution to the trustee on behalf of the holders of the new debentures when the payment is prohibited as discussed above, the trustee will hold the payment in trust for the benefit of the holders of our senior indebtedness.

            In the event we become insolvent, holders of our senior indebtedness are entitled to receive payment in full before you will receive any payments because of this subordination. Therefore, the subordination may result in a reduction or elimination of payments on the new debentures to you. In addition, the new debentures will be subordinated to all indebtedness and other liabilities of our subsidiaries. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of the subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

Conversion Rights

            You have the option to convert any portion of the principal amount of the new debentures into shares of our common stock at any time on or prior to the close of business on the maturity date. The conversion rate will be equal to 12.7959 shares of our common stock per $1,000 principal amount of new debentures. The conversion rate is equivalent to a conversion price of approximately $78.15. Your right to convert new debentures called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately before the redemption date or repurchase date for the new debentures, unless we default in making the payment due upon redemption or repurchase.

            You may convert your new debentures at any time by delivering them to the office of a conversion agent described under "Payments, Paying Agents and Conversion Agents," with a duly signed and completed conversion notice, a copy of which you may obtain from the trustee. The conversion date will be the date on which the new debentures and the duly signed and completed conversion notice are delivered to the conversion agent. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in cash for any fraction of a share. We will base the amount of cash we pay for fractional shares on the market price of our common stock at the close of business on the conversion date. The trustee will then send the common stock certificate to the conversion agent for delivery to you. The shares of our common stock issuable upon conversion of the new debentures will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

            If you surrender new debentures for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. If you surrender new debentures for conversion after the close of business on any interest record date but before the opening of business on the next succeeding interest payment date, you will be required to pay us an amount equal to the interest payable on that next succeeding interest payment date on the principal amount of new debentures you are surrending for conversion. We will pay interest payable on the interest payment date regardless of the conversion. We will pay the interest to the holder of the new debentures on the interest record date. We will not make any other payment or adjustment for interest, or for any dividends in respect of our common stock, upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

            You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than the name in which the new debentures are registered. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

            The conversion rate will be subject to adjustment for, among other things:

    •
    dividends and other distributions payable on our common stock or other shares of our capital stock;

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    the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of the common stock as of the record date for stockholders entitled to receive the rights, options or warrants;

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    subdivisions, combinations and reclassifications of our common stock; and

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    distributions to all holders of our common stock of shares of capital stock, cash or assets, including securities, but excluding rights, options, warrants, dividends and distributions referred to above, dividends and distributions paid in cash out of our retained earnings.

            We are also permitted to make downward adjustments in the conversion price for any event treated as a stock dividend or stock right for United States federal income tax purposes and which is not taxable to the holders of our common stock. We will not make any adjustments to the conversion price of less than $0.25. However we will consider any adjustment we were required to make, whether or not made, in computing any subsequent adjustments. Notwithstanding the conversion provisions above, we will not make any conversion adjustments based upon accrued interest or any dividends or distributions we make to holders of common stock. You will receive notice of any adjustment of the conversion price as set forth under "Notices."

            The conversion price adjustments we make, or fail to make, may be viewed as a taxable dividend under the Internal Revenue Code of 1986 to holders of the new debentures and common stock. If at any time we make a distribution of property to our stockholders that would be taxable as a dividend for federal income tax purposes, we will reduce the conversion price of the new debentures as necessary to reflect a payment of a taxable dividend to holders of the new debentures. This dividend may be subject to a federal withholding tax unless the holder is entitled to a reduction of the tax under a tax treaty.

Sinking Fund

            The new debentures contain a scheduled mandatory sinking fund provision which requires us to redeem, on December 15, 2002, on a pro rata basis, 30% of the new debentures then outstanding. The redemption price will be 100% of the principal amount, plus accrued and unpaid interest to the date of redemption.

Optional Redemption

            We may redeem the new debentures, in whole or in part, upon:

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    the full repayment of our 9.125% senior notes due 2003, at maturity or otherwise; or

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    an amendment to the indenture governing our 9.125% senior notes due 2003, so as to permit us to redeem the new debentures.

            If we elect to redeem all or part of the new debentures, we will give you at least 30 days, but no more than 60 days, notice. The redemption price will be:

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    33.5% of the principal amount of the new debentures to be redeemed, if the redemption occurs prior to the scheduled mandatory sinking fund payment on December 15, 2002; or

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    5% of the principal amount of the new debentures to be redeemed, if the redemption occurs after we make the scheduled mandatory sinking fund payment.

            In either case, we will pay interest to the redemption date. Except for the scheduled mandatory sinking fund provision addressed above, we will not provide any other sinking fund for the new debentures. Therefore, the indenture will not require us to periodically redeem or retire any new debentures not redeemed through the sinking fund provision.

            In the event of a partial redemption, the trustee will select the new debentures we will redeem not more than 60 days before the date of redemption. The trustee will make this selection on a pro rata or other equitable basis. We may also redeem all of the new debentures upon the notice described under "Notices of Redemption" if we determine that because of a change in any laws, regulations or rulings of the United States affecting taxation, we will be obligated to pay additional amounts on the new debentures, as described under "Payment of Additional Amounts." If we elect to so redeem the new debentures, we will provide you notice no earlier than 60 days prior to the date we are obligated to pay the additional amounts. We will redeem the new debentures at a redemption price as set forth above, together with accrued and unpaid interest to the date fixed for redemption.

Notices of Redemption

            We will provide a single notice of our intention to redeem all of the new debentures at least 30 days, but not more than 60 days, prior to the date of redemption. We will provide two notices of our intent to partially redeem the new debentures. We will provide the first notice at least 45 days, but not more than 60 days, prior to the date of redemption. We will provide the second notice at least 30 days, but not more than 45 days, prior to the date of redemption.

            The notices will specify the date of redemption, redemption price, date the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of new debentures we will redeem and the aggregate principal amount of new debentures which will remain outstanding. In addition, in the case of a partial redemption, the first notice will specify the last date on which you may exchange or transfer your new debentures to be redeemed. The second notice will specify the serial numbers of the new debentures to be redeemed. Notwithstanding the redemption provisions above, at any time we may repurchase new debentures in the market or in private transactions. Any new debentures we repurchase we will cancel.

Payments, Paying Agents and Conversion Agents

            We will make all payments on the new debentures by check drawn in United States dollars on an account maintained at a bank in the City of New York. We will make payments of any principal and premium upon the surrender of the new debentures at the corporate trust office of the trustee in the City of New York. Holders of new debentures as of an interest record date will receive payments of interest by check mailed to them, unless arrangements have been made with us or the trustee to have the funds wire transferred to a bank in the City of New York Any accrued interest will be paid upon the redemption of the new debentures. However, if we redeem the new debentures after the interest record date and before we pay the interest, you will not be paid this interest payment upon redemption of your new debentures. Rather, this interest payment will be made as if we had not redeemed your new debentures.

            You may surrender your new debentures for conversion or exchange at the corporate trust office of the trustee in the City of New York or at the office of any of the conversion agents. We have appointed the trustee as paying agent and conversion agent. However, we may terminate these agents, and appoint new agents, provided that we maintain a paying, conversion and transfer agent in the City of New York and a European city. We will provide notice of any terminations and/or appointments as discussed under "Notices." Any monies we pay to the paying agent that remain unclaimed for more than two years will be returned to us. At that point in time, a holder of new debentures seeking this payment should contact us and not the paying agent.

Payment of Additional Amounts

            We will pay any additional amounts to holders of new debentures who are United States aliens so every net payment of principal, premium and interest, after withholding amounts for taxes, will not be less than the payment amount to the holders of the new debentures. However, these additional amounts do not apply to any tax or other charge that would have been imposed because:

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    of a current or former connection between the holder of the new debenture and the United States;

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    the holder of the new debentures is a domestic or foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity;

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    the holder of the new debentures is a bank extending credit;

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    the holder of the new debentures requested payment more than 10 days after the date the payment was due or paid;

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    of any estate, inheritance, gift, sales, transfer or personal or intangible property tax or any similar tax, assessment or other governmental charge;

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    of our failure to comply with any reporting requirements concerning the nationality, residence, identity or present or former connection with the United States and the holder of the new debentures;

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    it is payable in a manner other than by deduction or withholding from payments on the new debentures;

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    of a person holding 10% or more of the total combined voting power of all classes of our stock entitled to vote; or

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    of any amount required to be withheld by any paying agent if the payment can be made without the withholding by another paying agent.

            In addition, we will not pay any additional amounts to any beneficial owner of new debentures if, but for the beneficial ownership status, the holder would not have been entitled to receive the additional amounts.

Events of Default

            An event of default is any of the following events:

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    our failure to pay any installment of interest or additional amounts on the new debentures for more than 30 days after the payment is due;

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    our failure to pay any principal or premium, if any, on the new debentures when due at maturity (including the scheduled mandatory sinking fund payment on December 15, 2002), redemption or by acceleration;

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    our failure to convert the new debentures into common stock for more than 60 days after your request;

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    our failure to comply with any covenant or agreement contained in the new debentures or the related indenture for a period of 60 days after we receive appropriate written notice;

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    a bankruptcy, insolvency or reorganization by us or our subsidiaries;

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    a default in our payment of principal, premium or interest that extends beyond any stated grace period;

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    the acceleration of any of our indebtedness in excess of $10 million for any reason other than maturity; and

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    any final judgments against us, in excess of $2 million at any one time, which are not covered by insurance and not satisfied, stayed, bonded or discharged within 60 days.

            Within five business days of us becoming aware of an event of default, we will notify the trustee. The trustee will notify you within 90 days of our notice. Upon an event of default, the trustee, or holders of 25% of aggregate principal amount of new debentures, may accelerate all payments due on the new debentures. However, prior to accelerating payments, holders of a majority of the aggregate principal amount of the new debentures may waive, on behalf of all holders of new debentures, any default by us. However, these majority holders may not waive any default caused by our non-payment of principal or interest that we have not yet cured. In addition, these holders cannot waive any default regarding any provision that cannot be modified without the consent of each holder of new debentures affected.

            The trustee is not required to exercise any rights or powers under the indenture unless the holders of the new debentures provide the trustee with reasonable security or indemnification. The holders of a majority in aggregate principal amount of the new debentures have the right to select the time, method and place for exercising any trust or power conferred on the trustee.

Limitation on Merger, Sale or Consolidation

            We cannot consolidate or merge with or into another person or transfer substantially all of our assets, in a single or series of related transactions, to another person unless:

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    we are the surviving company in a consolidation or merger, or the surviving entity is a United States corporation and expressly assumes in writing our obligations in connection with the new debentures; and

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    no event of default has occurred after giving pro forma effect to the transaction.

            If we consolidate, merge or transfer substantially all of our assets, the successor corporation will be substituted for us and therefore may exercise every right and power we had under the indenture. Further, we will be released from all obligations regarding the indenture and the new debentures, except for any obligations we incur as a result of the transaction.

Amendment and Supplements

            The indenture permits us and the trustee to enter into a supplemental indenture for some limited purposes without your consent. For all other purposes, we need the consent of at least a majority of the aggregate principal amount of the new debentures outstanding to amend or supplement the indenture or to modify the rights of the holders or waive our compliance with any provision of the indenture or the new debentures. However, no amendment, supplement, modification or waiver may, without the consent of each holder affected:

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    change the stated maturity of the new debentures;

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    reduce the principal, premium or interest payable upon redemption of the new debentures;

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    change the place of or currency used for payment;

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    impair your right to enforce any payments or conversion of the new debentures on or after the due date;

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    reduce the redemption price, or alter the redemption provisions in a manner adverse to you;

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    reduce the principal percentage amount of new debentures required for any amendment, supplemental indenture or waiver provided for in the indenture;

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    adversely affect your right to convert the new debentures; or

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    modify any of the waiver provisions, except to make them more restrictive.

            Any amendment, supplement, modification or waiver to the indenture or the new debentures will be conclusive and binding on all holders of the new debentures, whether or not they have given the consent, were present at any meeting or a notation of the amendment, supplement, modification or waiver is made on the new debentures.

Form of New Debentures

            The certificates representing the new debentures will be issued in fully registered form, without coupons. Except as described in the next paragraph, the new debentures will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the new debentures will own book-entry interests in the global note evidenced by the records maintained by DTC.

            Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

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    DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary;

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    we provide for the exchange pursuant to the terms of the indenture; or

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    we determine that book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

Reports

            We will deliver to you and the trustee, within 15 days of the due date, the annual and quarterly reports we are required to file with the SEC.

Notices

            We will publish notices to the holders of new debentures in a leading daily newspaper in the English language of general circulation in the City of New York. We will also provide notices to holders of new debentures by mail to the address on file with the trustee 15 days prior to the mailing. We will deem the notices given on the earlier of the mailing or publication date.

Replacement of Debentures

            We will replace new debentures that are mutilated, destroyed, stolen or lost upon delivery to the trustee of the new debentures or evidence of their destruction, theft or loss satisfactory to us and the trustee. In the case of destroyed, stolen or lost new debentures, you will need to indemnify us and the trustee before we will replace the new debentures. You will pay any costs associated with the replacement of a new debentures.

Governing Law

            The new debentures and the related indenture will be governed the laws of the State of New York, without giving effect to its conflicts of law rules.

COMPARISON OF RIGHTS BETWEEN THE EXISTING DEBENTURES AND THE NEW DEBENTURES

            The following describes the material differences between the rights of holders of the existing debentures and holders of the new debentures. While we believe that the description covers the material differences between these securities, this summary may not contain all of the information that is important to you. You should carefully read this entire offering memorandum and the other documents we refer to for a more complete understanding of the differences between being a holder of existing debentures and being a holder of the new debentures.

Governing Document

            As a holder of existing debentures, your rights currently are set forth in, and you may enforce your rights under, the existing debenture indenture. After completion of the exchange offer, holders of new debentures will have their rights set forth in, and may enforce their rights under, the indenture governing the new debentures.

Collateral

            Neither the existing debentures are, nor will the new debentures be, "secured" or "collateralized" by any assets.

Payments

            The existing debentures entitle you to receive regular interest payments from us at a rate of 5.5% per annum, payable each March 15 and September 15, and to receive, at maturity in March 2006, the return of your principal.

            The new debentures will entitle you to regular interest payments from us at a rate of 4.0% per annum, payable each June 15 and December 15, beginning on December 15, 2002. On December 15, 2002, we will redeem 30% of the new debentures then outstanding on a pro rata basis at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest to the date of redemption. See—"Redemption" below. You will also be entitled to receive a return of your remaining principal when the new debentures mature in 2012.

Rank

            The existing debentures are, and the new debentures will be, our unsecured subordinated obligations. The new debentures will be subordinated to our existing and future senior indebtedness and equal to our unsecured subordinated indebtedness, including the existing debentures.

Conversion

            The existing debentures are, and the new debentures will be, convertible into shares of our common stock at a conversion price of $78.15 per share, equal to a conversion rate 12.7959 shares of common stock per $1,000 principal amount of existing debentures or new debentures, as the case may be, subject to adjustment.

Redemption

            We may redeem the existing debentures at our option at any time prior to maturity at a price of 100% of principal amount.

            On December 15, 2002, we will redeem through a scheduled mandatory sinking fund payment 30% of the new debentures then outstanding on a pro rata basis at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest to the date of redemption.

            We will be entitled at our option to redeem the new debentures upon the repayment in full of our senior notes, at maturity or otherwise, or the amendment of the indenture governing the senior notes permitting the optional redemption of the new debentures. An amendment to the senior note indenture to permit us to redeem the new debentures prior to maturity would require the consent of the holders of a majority in principal amount of the senior notes. Any new debentures we elect to redeem will be purchased by us at a redemption price equal to:

    •
    33.5% of principal amount, if the redemption occurs prior to the scheduled mandatory sinking fund payment on December 15, 2002; or

    •
    5% of their principal amount, if the redemption occurs after we make the scheduled mandatory sinking fund payment.

Rights Upon Change of Control

            You can require us to redeem your existing debentures, at a price equal to 100% of their principal amount, upon a change of control of our company, as defined in the indenture governing the existing debentures. You will have no right to require us to redeem your new debentures upon a change of control of our company.

Defaults

            The indenture governing the existing debentures contains numerous "events of default." For example, we would be in default under the existing debenture indenture if we fail to pay principal and interest when due or file for protection under the bankruptcy code. The indenture governing our new debentures will have the same events of default provisions.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following discussion discusses the material federal income tax consequences to the holders of existing debentures acquiring, owning and disposing of new debentures or retaining their existing debentures that are not subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Tax Code"). This discussion is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. Moreover, substantial uncertainties exist with respect to various federal income tax consequences of the exchange offer. We will not request a ruling from the Internal Revenue Service on any tax issue connected with the exchange offer. Accordingly, we can give no assurance that the IRS will not challenge any of the tax positions described herein or that, if made, such a challenge will not be successful. The discussion below does not address the foreign, state or local tax consequences of the exchange offer, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities or currencies, pass-through entities, life insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, persons that hold the existing debentures as part of an integrated investment (including a "straddle") consisting of the existing debentures and one or more other positions, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who, for federal income tax purposes, are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar). In addition, the discussion is generally limited to the federal income tax consequences to existing holders and the initial holders of the new debentures. It also does not describe any estate tax or gift tax consequences.

            Holders of the existing debentures are urged to consult their tax advisors as to the specific tax consequences to them of the transactions we describe in this offering memorandum, including the applicable federal, state, local and foreign tax consequences of such transactions in their particular circumstances.

Tax Consequences of the Exchange Offer

            In the exchange offer, holders of the existing debentures will receive new debentures. The federal income tax consequences of the exchange offer depend, in part, on whether the existing debentures and the new debentures constitute "securities" for federal income tax purposes.

            The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. Although not free from doubt, because of the scheduled mandatory sinking fund payment and optional redemption features of the new debentures, the weighted average maturity term of the new debentures will be less than five years. Accordingly, the following discussion assumes that the new debentures do not constitute "securities" for federal income tax purposes. In addition, although it is not free from doubt, the discussion assumes that the new debentures are indebtedness for federal income tax purposes.

            Furthermore, although not certain, due to the scheduled mandatory sinking fund payment as well as the fact that the tax law assumes that we will exercise our option to redeem the remaining new debentures for 5% of their stated principal amount, the remainder of this discussion assumes that for federal income tax purposes, if you elect to participate in the exchange offer, you will receive, for each $1,000 principal amount of existing debentures tendered, new debentures with an issue price (and principal amount) which will not exceed $268.

Gain or Loss—In General

            In general, the exchange of existing debentures for new debentures will not constitute a "recapitalization" for federal income tax purposes. Accordingly, a tendering holder will recognize capital gain or loss in an amount equal to the difference between the tendering holder's adjusted tax basis in the existing debentures and the issue price of the new debentures, determined as described below, received in exchange therefor. The tendering holder's holding period in the new debentures would begin the day after the exchange took place, and the tendering holder's basis in the new debentures will equal the issue price thereof.

            Where gain or loss is recognized by a tendering holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the tendering holder, whether the existing debentures constitute a capital asset in the hands of the tendering holder and how long they have been held, whether any amount of the payment received by the tendering holder is received in satisfaction of accrued interest during its holding period, whether the existing debentures were acquired at a market discount and whether and to what extent the tendering holder had previously claimed a bad debt deduction. Any such gain or loss recognized by a tendering holder would be long-term capital gain or loss if the tendering holder's holding period for the existing debentures exceeded one year. Generally, gain realized on net long term capital gains is subject to a preferential tax rate for certain taxpayers (including individuals). A tendering holder who purchased existing debentures from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the tendering holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain or loss recognized on the exchange of such existing debentures (subject to a de minimis rule) generally would be characterized as ordinary income or loss to the extent of the accrued market discount on such existing debentures as of the date of the exchange.

            For a discussion of the determination of the "issue price" of a new debenture see below "Tax Consequences of Ownership and Disposition of the New Debentures—Interest and Original Issue Discount."

Tax Consequences of Ownership and Disposition of the New Debentures

Interest and Original Issue Discount

            If either the new debentures or a significant portion of the existing debentures are traded on an established securities market (defined below) at a price below their principal amount (defined below) then a holder of new debentures may be required to recognize imputed interest if the new debentures are issued with original issue discount ("OID"), in excess of a statutorily defined de minimis amount. In general, a debt instrument is treated as having OID to the extent its "stated redemption price at maturity" exceeds its "issue price" (other than by a de minimis amount).

            The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on the debt instrument, except for payments of stated interest that is unconditionally payable at least annually in cash or other property. The new debentures provide for such stated interest. Accordingly, the stated redemption price at maturity of the new debentures will be the sum of all the principal payments.

            The "issue price" of the new debentures will depend upon whether the new debentures are traded on an "established securities market" during the sixty day period ending thirty days after the consummation of the exchange offer. Pursuant to applicable Treasury Regulations, an "established securities market" includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for the new debentures are readily available from dealers, brokers or traders. If the new debentures are traded on an established securities market the "issue price" of the new debentures will be their fair market value on the exchange date. If the new debentures are not traded on an established securities market but a significant portion of the existing debentures exchanged for new debentures were so traded, the issue price would be the fair market value of the existing debentures. Otherwise, the issue price of the new debentures will be their principal amount, which as explained above (see "Tax Consequences of the Exchange Offer"), for purposes of this discussion, the principal amount of the new debentures for tax purposes will be $335 for each $1,000 of stated principal amount if, as we anticipate, the stated interest rate will be greater than the applicable federal rate for obligations of similar maturity in effect on the exchange date.

            If the new debentures or existing debentures are publicly traded, as described above, so as to result in the new debentures being issued with OID, each holder generally may be required to accrue the OID in respect of the new debentures received, and include such amount in gross income as interest, over the term of such new debentures based on the constant interest method (subject to the amortization of any premium, as discussed below) regardless of their normal method of tax accounting. Accordingly, each holder generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income.

Subsequent Sale or Disposition of the New Debentures

            Any sale, exchange, redemption or other disposition of the new debentures will result in the holder of such new debentures recognizing taxable gain or loss in an amount equal to the difference between the cash or the fair market value of other property received in exchange for the new debentures (to the extent such amount does not represent accrued but unpaid interest, which will be treated as interest for U.S. federal income tax purposes) and the holder's adjusted tax basis in the new debentures. A holder's adjusted tax basis in the new debentures will equal the issue price of the new debentures, increased by the amount of OID, if any, previously accrued. For a discussion of the character of such gain see "Gain or Loss—Generally," above.

Conversion of New Debentures into Shares of Common Stock

            A United States holder will not recognize gain or loss upon the conversion of the new debentures into shares of common stock (except with respect to (i) cash received in lieu of a fractional share of common stock and (ii) any amounts attributable to accrued interest on the new debentures not previously included in income, which will be treated as interest for U.S. federal income tax purposes. The amount of gain or loss on the deemed sale of a fractional share of common stock will be equal to the difference between the amount of cash you receive in respect of such fractional share of common stock and the portion of your tax basis in the new debenture that is allocable to such fractional share of common stock. The United States holder's tax basis in the shares of common stock received upon a conversion will equal the adjusted tax basis in the new debenture at the time of conversion, increased by the amount of any gain recognized upon the conversion. The United States holder's holding period for shares of common stock received upon the conversion will include the holding period of the new debenture that was converted. Any accrued market discount not previously included in income as of the date of the conversion of the new debentures and not recognized upon the conversion (e.g., as a result of the receipt of cash in lieu of a fractional interest in a debenture) should carry over to the common stock received on conversion and should be treated as ordinary income upon the subsequent disposition of the common stock (to the extent of any gain recognized at such time). You should contact your tax advisors concerning the tax consequences of ownership and disposition of shares of common stock received upon the conversion of the new debentures into shares of common stock.

Tax Consequences to Aames

COD and Potential Gain Recognition

            We will be required to realize cancellation of debt ("COD") income as a result of the exchange offer if, and to the extent, the outstanding balance (principal plus accrued but unpaid interest) of the existing debentures exceeds the issue price of the new debentures delivered in the exchange offer. For a discussion of the issue price of the new debentures see "Tax Consequences of Ownership and Disposition of the New Debentures—Interest and Original Issue Discount" above.

            If we were to realize any COD income, unless the exchange occurs in a proceeding under Chapter 11, or unless we can establish that we are "insolvent" (i.e., our liabilities exceed the fair market value of our assets), we will be required to include such income in our gross income for federal income tax purposes. In that case, subject to potential Tax Code Section 382 limitations, we anticipate that we will be able to offset such income by our available net operating loss carryovers or by losses incurred in the taxable year of the exchange.

Tax Consequences to Non-Tendering Holders.

            There will be no tax consequences to a non-tendering holder that chooses to retain its existing debentures since there will be no alteration to the terms of the existing debentures.

Backup Withholding

            Holders may, under certain circumstances, be subject to "backup withholding" with respect to distributions or a sale of new debentures. This withholding generally applies if the holder fails to furnish the exchange agent with its taxpayer identification number or in certain other circumstances. Backup withholding will not apply, however, to payments made to exempt recipients (such as corporations). Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

NOTICE TO INVESTORS

            We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, to exempt the exchange offer from the registration requirements of the Securities Act. The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. The new debentures may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to the registration requirements of, the Securities Act of 1933. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new debentures under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

PLAN OF DISTRIBUTION

            We will not receive any cash proceeds from the exchange offer.

            We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer.

            Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing debentures are free from restrictions on transfer; (2) we believe that the new debentures you will receive if you elect to participate in the exchange offer will assume the same character as the unrestricted existing debentures that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new debentures.

            We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker or dealers.

            We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the existing debentures, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

INDEPENDENT AUDITORS

            Ernst & Young LLP, Independent Auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended June 30, 2001, 2000 and 1999, as set forth in their report, which is incorporated by reference in this offering memorandum.

            Letters of Transmittal, certificates for the existing debentures and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

By Registered or Certified Mail:	By Hand in New York:	By Overnight Courier and By Hand in Minnesota:
Wells Fargo Bank Minnesota, National Association MAC-N9303-121 6th and Marquette Minneapolis, MN 55479 Attn: Jeff Crow	Wells Fargo Bank Minnesota, National Association c/o The Depository Trust Company 55 Water Street, 1st Floor New York, NY 10041 Attn: Vincent Brown Jeanette Park Entrance	Wells Fargo Bank Minnesota, National Association MAC-N9303-121 6th and Marquette Minneapolis, MN 55479 Attn: Jeff Crow
By Facsimile: (612) 667-4927
Confirm by Telephone: (612) 667-0750

            Any questions regarding procedures for tendering existing debentures or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the Information Agent:

D.F. KING & CO., INC.
77 Water Street
New York, New York 10005
Banks and Brokers call:
(212) 269-5550 (call collect)
All others call:
(800) 207-3159 (toll free)

            Any questions regarding the terms of this offering memorandum should be directed to the company:

Aames Financial Corporation
350 South Grand Avenue, 43rd Floor
Los Angeles, California 90071
Attention: John F. Madden, Esq.
Telephone: (323) 210-4871 (collect)
(800) 829-2929 (toll free)

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
SUMMARY
RISK FACTORS
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
OUR BUSINESS
THE EXCHANGE OFFER
DESCRIPTION OF OTHER INDEBTEDNESS AND CAPITAL STOCK
DESCRIPTION OF THE NEW DEBENTURES
COMPARISON OF RIGHTS BETWEEN THE EXISTING DEBENTURES AND THE NEW DEBENTURES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
NOTICE TO INVESTORS
PLAN OF DISTRIBUTION
INDEPENDENT AUDITORS